SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No.1
Amending Items 7(a) and 7(b)

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):June 30, 2003 (February 12, 2003)

Verso Technologies, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-22190	41-1484525

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Galleria Parkway, Suite 300, Atlanta, Georgia 30339

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (678) 589-3500

SIGNATURE
EXHIBIT INDEX
EX-23.1 CONSENT OF ERNST & YOUNG LLP

     Explanatory Note: This Amendment No. 1 on Form 8-K/A is being filed to set forth the audited financial statements of Clarent Corporation for the years ended December 31, 2001 and 2000 and the unaudited financial statements of Clarent Corporation for the nine months ended September 30, 2002 and 2001.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Business Acquired. Included in this Current Report (see “Index to Financial Statements” attached hereto) are the consolidated financial statements of Clarent Corporation for the years ended December 30, 2001 and 2000, together with the notes thereto, which have been audited by the independent accounting firm of Ernst & Young LLP, whose opinion thereon is included herein, and the unaudited financial statements of Clarent Corporation for the nine months ended September 30, 2002 and 2001.

(b)	Pro Forma Financial Information. Included in this Current Report (see Index to Financial Statements) are the following unaudited pro forma condensed consolidated financial statements, together with the notes thereto (the “Unaudited Pro Forma Condensed Consolidated Financial Statements”):

(i)	Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2002; and

(ii)	Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2001 and for the nine months ended September 30, 2002.

     Verso Technologies, Inc., a Minnesota corporation (the “Company”), has accounted for the acquisition of substantially all of the operating assets of Clarent Corporation, a Delaware corporation, and the assumption of certain obligations and liabilities relating to such assets (collectively, the “Asset Purchase Transaction”) on February 12, 2003, using purchase method accounting. The Unaudited Pro Forma Condensed Consolidated Financial Statements reflect the Asset Purchase Transaction as if it had been completed on September 30, 2002 for balance sheet purposes and on January 1, 2001 for statement of operations purposes. The pro forma data does not purport to be indicative of the results which would actually have been reported if the Asset Purchase Transaction had occurred on such dates or which may be reported in the future. The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical consolidated financial statements of the Company and Clarent Corporation and the related notes thereto.

(c)	Exhibits.

2.1	Asset Purchase Agreement dated as of December 13, 2002, by and between the Company and Clarent Corporation. (The schedules to the Asset Purchase Agreement have been omitted from this Report pursuant to

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Item 601(b)(2) of Regulation S- K, and the Company agrees to furnish copies of such omitted schedules supplementally to the Securities and Exchange Commission upon request). *

2.2	First Amendment to the Asset Purchase Agreement dated as of February 4, 2003, by and between the Company and Clarent Corporation.**

4.1	Warrant to Purchase Stock dated February 12, 2003, granted to Silicon Valley Bank by the Company.**

4.2	Registration Rights Agreement dated as of February 12, 2003, by and between the Company and Silicon Valley Bank.**

4.3	Anitdilution Agreement dated as of February 12, 2003, by and between the Company and Silicon Valley Bank.**

23.1	Consent of Ernst & Young LLP, Independent Auditors.

99.1	Amendment to Loan Documents dated February 12, 2003, by and among the Company, NACT Telecommunications, Inc., Telemate.Net Software, Inc. and Silicon Valley Bank.**

99.2	Loan and Security Agreement (Exim Program) dated February 12, 2003, by and among the Company, NACT Telecommunications, Inc., Telemate.Net Software, Inc. and Silicon Valley Bank.**

99.3	Borrower Agreement dated February 12, 2003, by and among the Company, NACT Telecommunications, Inc., Telemate.Net Software, Inc. and Silicon Valley Bank.**

99.4	Secured Promissory Note in principal amount of $4.0 million made by the Company in favor of Silicon Valley Bank dated February 12, 2003.**

99.5	Subordination Agreement dated February 12, 2003, by and among the Company, Clarent Corporation and Silicon Valley Bank.**

99.6	Loan and Security Agreement dated as of February 12, 2003, by and between the Company and Clarent Corporation.**

99.7	Secured Subordinated Promissory Note in principal amount of $5.0 million made by the Company in favor of Clarent Corporation dated February 12, 2003.**

99.8	Secured Subordinated Promissory Note in principal amount of $3.0 million made by the Company in favor of Clarent Corporation dated February 12, 2003.**

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99.9	Unsecured Subordinated Promissory Note in principal amount of $1.8 million made by the Company in favor of Clarent Corporation dated February 12, 2003.**

99.10	Bill of Sale, Assignment and Assumption Agreement dated as of February 12, 2003, by and between the Company and Clarent Corporation.**

99.11	Assignment of Patent Rights dated as of February 7, 2003, made by Clarent Corporation to the Company.**

99.12	Assignment of Trademarks dated as of February 12, 2003, by and between the Company and Clarent Corporation.**

99.13	Intellectual Property and Security Agreement dated as of February 12, 2003, by and between the Company and Clarent Corporation.**

99.14	Press Release dated December 16, 2002. *

99.15	Press Release dated February 13, 2003 (relating to the Asset Purchase Transaction).**

99.16	Press Release dated February 13, 2003 (relating to the amendment of the Company’s credit arrangement with Silicon Valley Bank).**

*     Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 17, 2002.

**     Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2003.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VERSO TECHNOLOGIES, INC

	By:	/s/ Juliet M. Reising

Juliet M. Reising, Chief Financial Officer and Executive Vice President

Dated: June 30, 2003

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EXHIBIT INDEX

2.1	Asset Purchase Agreement dated as of December 13, 2002, by and between the Company and Clarent Corporation. (The schedules to the Asset Purchase Agreement have been omitted from this Report pursuant to Item 601(b)(2) of Regulation S- K, and the Company agrees to furnish copies of such omitted schedules supplementally to the Securities and Exchange Commission upon request). *

2.2	First Amendment to the Asset Purchase Agreement dated as of February 4, 2003 by and between the Company and Clarent Corporation.**

4.1	Warrant to Purchase Stock dated February 12, 2003, granted to Silicon Valley Bank by the Company.**

4.2	Registration Rights Agreement dated as of February 12, 2003, by and between the Company and Silicon Valley Bank.**

4.3	Anitdilution Agreement dated as of February 12, 2003, by and between the Company and Silicon Valley Bank.**

23.1	Consent of Ernst & Young LLP, Independent Auditors.

99.1	Amendment to Loan Documents dated February 12, 2003, by and among the Company, NACT Telecommunications, Inc., Telemate.Net Software, Inc. and Silicon Valley Bank.**

99.2	Loan and Security Agreement (Exim Program) dated February 12, 2003, by and among the Company, NACT Telecommunications, Inc., Telemate.Net Software, Inc. and Silicon Valley Bank.**

99.3	Borrower Agreement dated February 12, 2003, by and among the Company, NACT Telecommunications, Inc., Telemate.Net Software, Inc. and Silicon Valley Bank.**

99.4	Secured Promissory Note in principal amount of $4.0 million made by the Company in favor of Silicon Valley Bank dated February 12, 2003.**

99.5	Subordination Agreement dated February 12, 2003, by and among the Company, Clarent Corporation and Silicon Valley Bank.**

99.6	Loan and Security Agreement dated as of February 12, 2003, by and between the Company and Clarent Corporation.**

99.7	Secured Subordinated Promissory Note in principal amount of $5.0 million made by the Company in favor of Clarent Corporation dated February 12, 2003.**

99.8	Secured Subordinated Promissory Note in principal amount of $3.0 million made by the Company in favor of Clarent Corporation dated February 12, 2003.**

99.9	Unsecured Subordinated Promissory Note in principal amount of $1.8 million made by the Company in favor of Clarent Corporation dated February 12, 2003.**

99.10	Bill of Sale, Assignment and Assumption Agreement dated as of February 12, 2003, by and between the Company and Clarent Corporation.**

99.11	Assignment of Patent Rights dated as of February 7, 2003, made by Clarent Corporation to the Company.**

99.12	Assignment of Trademarks dated as of February 12, 2003, by and between the Company and Clarent Corporation.**

99.13	Intellectual Property and Security Agreement dated as of February 12, 2003, by and between the Company and Clarent Corporation.**

99.14	Press Release dated December 16, 2002. *

99.15	Press Release dated February 13, 2003 (relating to the Asset Purchase Transaction).**

99.16	Press Release dated February 13, 2003 (relating to the amendment of the Company’s credit arrangement with Silicon Valley Bank).**

*     Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 17, 2002.

**     Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2003.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders of Clarent Corporation

     We have audited the accompanying consolidated balance sheets of Clarent Corporation as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clarent Corporation at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

     As discussed in Note 1 to the consolidated financial statements, the Company’s recurring losses from operations and net capital deficiency raise substantial doubt about its ability to continue as a going concern. The 2001 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

San Jose, California
June 13, 2003

CLARENT CORPORATION

CONSOLIDATED BALANCE SHEETS
(in thousands, except par values)

	December 31,

	2001	2000

ASSETS
Current assets:
Cash and cash equivalents	$29,804	$185,627
Short-term investments	10,584	74,987
Restricted cash and short-term investments	10,000	—
Accounts receivable, net of allowance for doubtful accounts of $1,483 at 2001 and $6,973 at 2000	10,513	21,169
Inventories	9,939	17,662
Prepaid expenses and other current assets	3,440	5,942

Total current assets	74,280	305,387
Investments	6,530	14,479
Property and equipment, net	4,089	36,938
Goodwill, net	—	93,644
Purchased intangible assets, net	—	38,057
Deferred tax assets	—	14,534
Deposits and other assets	5,999	4,517
Note receivable from a leasing company	5,000	—

Total assets	$95,898	$507,556

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$6,150	$14,337
Deferred revenue	6,825	8,528
Accrued liabilities	15,606	22,775
Customer advances	20,967	2,551
Restructuring and merger related accrual	7,607	6,248

Total current liabilities	57,155	54,439
Deferred tax liabilities	—	14,534
Restructuring accrual – long term	44,778	—

Total liabilities	101,933	68,973
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred Stock, $0.001 par value: 5,000 shares authorized; none issued and outstanding (including Series A Junior Participating Preferred Stock, $0.001 par value: 2,000 shares authorized; none issued and outstanding)	—	—
Common stock, $0.001 par value: 200,000 shares authorized; 41,012 and 39,350 issued and outstanding at 2001 and 2000, respectively	583,272	583,328
Deferred compensation	(1,186)	(9,740)
Accumulated other comprehensive loss	(183)	(326)
Accumulated deficit	(587,938)	(134,679)

Total stockholders’ equity (deficit)	(6,035)	438,583

Total liabilities and stockholders’ equity (deficit)	$95,898	$507,556

See accompanying notes to consolidated financial statements.

CLARENT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Year Ended December 31,

	2001	2000	1999

Net revenue:
Product and software	$53,413	$93,988	$44,182
Service	14,163	13,943	3,641

Total net revenue	67,576	107,931	47,823
Cost of revenue:
Product and software	91,754	50,630	16,746
Service	13,321	8,367	3,559

Total cost of revenue	105,075	58,997	20,305

Gross profit (loss)	(37,499)	48,934	27,518
Operating expenses:
Research and development	55,569	29,894	9,172
Sales and marketing	78,839	59,301	25,111
General and administrative	26,030	17,352	6,877
Amortization of deferred compensation and other compensation charges	6,495	6,201	19,371
Amortization of goodwill and other intangibles	27,323	15,654	150
Impairment of goodwill, other intangibles and equity investments	107,059	1,000	—
Impairment of property and equipment	47,571	—	—
Restructuring and merger related costs	64,005	1,386	—
Purchased in-process research and development	—	31,496	—

Total operating expenses	412,891	162,284	60,681

Loss from operations	(450,390)	(113,350)	(33,163)
Other expense, net	(9,398)	(52)	—
Interest income, net	6,062	18,097	2,512

Loss before provision for income taxes	(453,726)	(95,305)	(30,651)
Benefit from (provision for) income taxes	467	(424)	(132)

Net loss	$(453,259)	$(95,729)	$(30,783)

See accompanying notes to consolidated financial statements.

CLARENT CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(in thousands)

	Convertible					Accumulated		Total
	Preferred Stock		Common Stock			Other		Stockholders’
					Deferred	Comprehensive	Accumulated	Equity
	Shares	Amount	Shares	Amount	Compensation	Loss	Deficit	(Deficit)

Balances as of December 31, 1998	6,864	$21,024	7,129	$2,746	$(1,771)	$(68)	$(8,167)	$13,764
Compensation related to issuance of warrants for services	—	—	—	12,272	—	—	—	12,272
Exercise of common stock warrants	—	—	992	50	—	—	—	50
Exercise of Series C preferred stock warrants	59	332	—	—	—	—	—	332
Conversion of preferred stock into common stock	(6,923)	(21,356)	13,847	21,356	—	—	—	—
Deferred compensation related to grant of stock options	—	—	—	11,318	(11,318)	—	—	—
Issuance of common stock in initial and secondary public offerings, net of issuance costs of $18,515	—	—	7,566	302,563	—	—	—	302,563
Issuance of common stock for exercise of options and employee stock purchase plan	—	—	1,409	789	—	—	—	789
Common stock issued in connection with acquisition	—	—	43	2,800	—	—	—	2,800
Amortization of Deferred compensation	—	—	—	—	7,099	—	—	7,099
Comprehensive loss:
Net loss	—			—	—	—	(30,783)	(30,783)
Foreign currency Translation adjustment	—	—	—	—	—	(29)	—	(29)
Unrealized loss on securities	—	—	—	—	—	(15)	—	(15)

Balances as of December 31, 1999	—	—	30,986	353,894	(5,990)	(112)	(38,950)	308,842
Common stock for options and employee stock purchase plan	—	—	3,388	8,113	—	—	—	8,113
Common stock for acquisitions	—	—	4,974	221,321	—	—	—	221,321
Deferred compensation for grant of stock options in acquisition	—	—	—	—	(9,952)	—	—	(9,952)
Exercise of common stock warrants	—	—	2	—	—	—	—	—
Amortization of deferred compensation	—	—	—	—	6,202	—	—	6,202
Comprehensive income:
Net loss	—	—	—	—	—	—	(95,729)	(95,729)
Foreign currency translation adjustment	—	—	—	—	—	(260)	—	(260)
Unrealized gain on securities	—	—	—	—	—	46	—	46

Balances as of December 31, 2000	—	—	39,350	583,328	(9,740)	(326)	(134,679)	438,583
Common stock for options and employee stock purchase plan	—	—	1,662	2,003	—	—	—	2,003
Cancellation of unvested stock options	—	—	—	(2,743)	2,743	—	—	—
Compensation expense for change in original stock option term	—	—	—	684	—	—	—	684
Amortization of deferred compensation	—	—	—	—	5,811	—	—	5,811
Comprehensive income:
Net loss	—	—	—	—	—	—	(453,259)	(453,259)
Foreign currency translation adjustment	—	—	—	—	—	162	—	162
Unrealized gain on securities	—	—	—	—	—	(19)	—	(19)

Balances as of December 31, 2001	—	$—	41,012	$583,272	$(1,186)	$(183)	$(587,938)	$(6,035)

See accompanying notes to consolidated financial statements.

CLARENT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,

	2001	2000	1999

Operating activities:
Net loss	$(453,259)	$(95,729)	$(30,783)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	17,216	9,791	2,809
Impairment of property and equipment	47,571	—	—
Amortization of deferred compensation and other stock compensation charges	6,495	6,201	19,371
Write off of cumulative foreign currency translation adjustment	1,049	—	—
Loss on property and equipment disposal	815	—	—
Amortization of goodwill and other intangibles	29,403	16,733	150
Purchased in-process research and development	—	31,496	—
Impairment of goodwill and other intangibles	99,149	—	—
Impairment of strategic investments	9,240	1,000	—
Changes in operating assets and liabilities, net of effect of acquired businesses:
Accounts receivable	10,631	9,417	(15,860)
Inventories	7,688	(4,763)	(4,759)
Prepaid expenses and other current assets	1,252	(1,926)	(2,348)
Other assets	(1,482)	(3,892)	(361)
Accounts payable and accrued liabilities	(15,356)	2,370	10,154
Deferred revenue	(1,703)	(1,995)	5,703
Customer advances	18,416	2,551	—
Restructuring and merger related accrual	49,286	6,248	—

Net cash used in operating activities	(173,589)	(22,498)	(15,924)

Investing activities:
Restricted cash	(10,000)	—	—
Purchases of short-term investments	(37,623)	(221,919)	(45,759)
Purchases of long-term investments	(4,395)	(16,719)	(3,000)
Sale and maturity of short-term investments	102,007	191,601	3,175
Sale of long-term investments	4,354	5,728	—
Loan to related party leasing company	(5,000)	—	—
Purchases of property and equipment	(33,158)	(30,466)	(13,228)
Acquisition of businesses, net cash acquired	—	33,316	325

Net cash provided by (used in) investing activities	16,185	(38,459)	(58,487)

Financing activities:
Proceeds from line of credit	16,200	—	—
Repayments of line of credit	(16,200)	—	(2,500)
Net proceeds from issuance of common stock	2,003	8,113	303,402
Net proceeds from issuance of preferred stock	—	—	332

Net cash provided by financing activities	2,003	8,113	301,234

Effect of exchange rate changes on cash and cash equivalents	(422)	(253)	(2)

Net increase (decrease) in cash and cash equivalents	(155,823)	(53,097)	226,821
Cash and cash equivalents, beginning of year	185,627	238,724	11,903

Cash and cash equivalents, end of year	$29,804	$185,627	$238,724

Supplemental disclosure of cash flow information:
Cash paid for interest	$207	$6	$300

Supplemental disclosure of non-cash activities:
Preferred stock received in exchange for settlement of accounts receivable	$—	$1,500	$—

Issuance of common stock in connection with business acquisitions	$—	$221,321	$2,800

Conversion of promissory notes into strategic investments	$1,250	$—	$—

Conversion of preferred stock to common stock	$—	$—	$21,356
Reversal of deferred compensation related to stock option cancellations	$2,743	$—	$—

See accompanying notes to consolidated financial statements.

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. THE COMPANY

Description of Business

     Clarent Corporation (the “Company” or “Clarent”) is a provider of software-based communications solutions that are designed to take advantage of the flexibility and universal reach of Internet Protocol (IP) communications networks, the most prominent of which is the public network known as the Internet. Clarent’s historical customers have included telecommunications service providers and enterprises in over 80 countries throughout the globe.

     As disclosed in the accompanying footnotes and prior filings with the Securities Exchange Commission (“SEC”), the Company underwent several significant events during 2001 and 2002 that, combined with the adverse conditions impacting the telecommunications industry, had a material adverse impact on the Company’s financial position and operating results.

     As discussed in Note 18 – “Subsequent Events”, on December 13, 2002, the Company filed for voluntary reorganization under Chapter 11 of the United States Bankruptcy Code (the “Chapter 11 filing”) in connection with the agreement to sell substantially all of its business assets to Verso Technologies, Inc. (“Verso”).

Prior Restatement of Financial Statements

     On August 26, 2001, the Company’s Board of Directors formed a special committee, comprised of three outside directors, Messrs. Pape, Forman and Barker. The special committee directed and instructed the Company’s outside counsel to investigate certain facts that had come to the Board’s attention and that the Board determined could reflect potential accounting and financial irregularities. The Company’s outside counsel, at the direction of the special committee, requested the Company’s independent auditors to assist in the investigation. On September 4, 2001, the Company announced that it had discovered accounting and financial irregularities that materially affected the Company’s previously reported financial results for the first two quarters of the year 2001. Subsequently on October 23, 2001, the Company announced that it also had discovered accounting and financial irregularities that materially affected the Company’s previously reported financial results for the year 2000. In the course of the investigation, the Company discovered accounting and financial irregularities arising from activities that appear to have been initiated by a number of parties no longer associated with the Company, resulting in, among other things, an overstatement in revenue of an aggregate amount of $129.4 million over the restated periods. On May 8, 2002, the Company filed amendments to prior SEC filings in connection with a restatement of its financial statements for the year ended December 31, 2000 and the quarters ended March 31, 2000, June 30, 2000, September 30, 2000, March 31, 2001 and June 30, 2001.

Impact of Prior Restatement of Financial Statements and Overall Decline in Business Conditions

     In late 2001, the Company experienced a significant decline in revenue as a result of the decline in the demand for telecommunications equipment and the effect of the restatement of the Company’s financial statements. Demand for its products was depressed through at least the end of 2001, resulting in widening losses and negative cash flow from operations. In addition, the Company incurred substantial expenses in connection with the restatement of its financial statements and related litigation matters. The major impact of the restatement is described as follows:

Impact on Revenue

The Company discovered that its revenue had been overstated for certain periods in 2000 and 2001 for the following reasons:

•	Revenue from sales in the Asia-Pacific region had been recognized in situations where customers had indirectly received Company funds from third parties, by means of arrangements effected through unauthorized acts of Company employees.

•	Revenue from sales in the Asia-Pacific region had been recognized from customers who now claim to have rights of return or to whom the Company had repurchase obligations.

•	Revenue had been recognized on sales to certain customers who it now appears may not have been creditworthy at the time of purchase.

•	Revenue had been recognized from transactions involving the sale of products over which the Company continued to have some control until a subsequent period.

All of these arrangements giving rise to the revenue restatement were in violation of Company procedures and were not reported to the appropriate personnel within the Company.

Impact on Expenses

•	In connection with the restatement, the Company adjusted certain accruals and reserves related to accounts receivable, warranty and inventory. The Company also recorded additional expenses in the form of restructuring and asset impairments in 2001. These expenses resulted from what the Company now has determined was an over-expansion of its operating capacity and operating expenses as well as the overall downturn in the telecommunications industry. The Company increased its operating capacity based on forecasts that included revenue levels that the Company now has determined, based on the discovery of financial irregularities, were overstated, but which were believed at the time to be appropriate.

•	The Company also determined that expenses were understated because certain payments or loans made from the Asia-Pacific regional office were effected in violation of Company procedures and were not reported to the appropriate personnel within the Company. The Company believes that such payments or loans are not recoverable.

•	The Company incurred significant legal and accounting costs related to the restatements of the 2000 interim and annual financial statements and the 2001 interim financial statements.

Impact on Financial Condition

•	The Company’s cash position was overstated in the March 31, 2001 and June 30, 2001 financial statements because personnel in the Asia Pacific region transferred cash in violation of the Company’s policies and procedures. These cash transfers were not reported to the appropriate personnel within the Company. As a result, the cash transfers were accounted for in improper periods. As of December 31, 2001, in the aggregate, there was no direct material impact on the Company’s cash position as a result of the improper recording of these transactions, including the cash transfers, although the Company had recorded liabilities of approximately $24.0 million associated with the irregularities giving rise to the restatement.

•	The unauthorized transactions with third parties that appear to have used the Company’s funds to purchase its products had a material impact on its financial condition because of the expense of the inventory shipped, from which the Company believes it will be unable to recover any significant value, as well as the associated distribution costs.

•	The Company’s primary source of liquidity is its operating cash flows, which have been disrupted by the activities giving rise to, and the impact of, the restatement as well as the downturn in demand for telecommunications equipment.

•	The Company suffered substantial operating losses due to the activities necessitating the restatement because it over-expanded its operating capacity and operating expenses in 2000 and the first two quarters of 2001. The Company increased its operating capacity based on forecasts that included revenue levels that the Company has now determined, based on the discovery of irregularities, were overstated, but which were believed at the time to be appropriate.

Going Concern

The accompanying financial statements have been prepared on the basis that, as of December 31, 2001, the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. Without consideration of any effects that the Chapter 11 filing and related sale to Verso had on the Company’s liquidity and capital resources, there is no assurance that management would have been successful in its ability to continue the business as a going concern. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that could have resulted had the sale to Verso not been completed.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to allowance for doubtful accounts, inventories, investments, deferred tax assets, intangible assets, income taxes, warranty obligations, restructuring, and contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Reclassifications

     Certain prior year amounts have been reclassified to conform to current period presentation.

Revenue Recognition

     Revenue is recognized at the time of shipment of the products when persuasive evidence of an arrangement exists, the fee is fixed or determinable, when no significant contractual obligations or acceptance terms, if any, remain outstanding and collection of the resulting receivable is deemed probable. For contracts with multiple obligations (e.g., maintenance, unspecified upgrades), the Company allocates revenue to each component of the contract based on objective evidence of its fair value, which is specific to the Company, or for products not being sold separately, the price established by management. For arrangements to deliver software license with consulting services that are essential to the functionality of the product, the Company recognizes revenue for both the license and consulting components on a percentage-of-completion or completed contract basis. Service revenue, which is substantially all maintenance revenue, is generally deferred and, in most cases, recognized when the services are performed. Maintenance revenue is recognized ratably over the service period obligations, which are typically one to two years. Cash payments received in advance of product or service revenue are recorded as customer advances. Amounts billed or received in advance of satisfying all revenue recognition criteria are classified as deferred revenue in the accompanying balance sheets. Freight costs billed to customers are recorded as revenue, with a corresponding expense included in cost of revenues.

Cash Equivalents and Short-Term Investments

     The Company considers all highly liquid investment securities with maturity from date of purchase of three months or less to be cash equivalents and investment securities with maturity from date of purchase of more than three months but less than one year to be short-term investments.

     Management determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates such designation as of each balance sheet date. To date, all investments have been classified as available-for-sale and are carried at fair value with unrealized gains and losses reported net-of-tax as a separate component of comprehensive income. Realized gains and losses on available-for-sale securities are included in interest income. The cost of securities sold is based on specific identification. Premiums and discounts are amortized over the period from acquisition to maturity and are included in investment income along with interest and dividends.

Concentrations of Credit Risk and Credit Evaluations

     Financial instruments, which subject the Company to concentrations of credit risk, primarily consist of cash, short and long term investments and accounts receivable. The Company maintains its cash and cash equivalents principally in domestic financial institutions of high-credit standing.

     The Company’s receivables are derived primarily from sales of software and hardware products and services to companies primarily in the domestic and international telecommunications arena. Approximately 40% of the accounts receivable at December 31, 2001 were from the Europe, Middle East and Africa region, 33% from the Americas and 27% from the Asia-Pacific region. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Reserves are maintained for potential credit losses.

     A limited number of customers have historically accounted for a substantial portion of the Company’s revenue. One customer accounted for approximately 14% of net revenue for the year ended December 31, 2001. One customer accounted for approximately 17% of the accounts receivable balance at December 31, 2001. No customer accounted for 10% or more of net revenue for the year ended December 31, 2000, and no customer accounted for 10% or more of the accounts receivable balance at December 31, 2000. Two customers accounted for approximately 15% and 10%, respectively, of net revenue for the year ended December 31, 1999.

Allowance for Doubtful Accounts

     The Company records an allowance for doubtful accounts based on estimates of potential uncollectibility of its accounts receivable. The Company specifically analyzes its accounts receivable and historical bad debts, customer credit-worthiness, current economic trends, and changes in its customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. Historically, the Company has, from time to time, experienced material differences between its estimated allowance for doubtful accounts and actual results. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The Company records a charge for bad debt in the period that such losses are estimated. Bad-debt write offs are recorded as a reduction in the allowance for doubtful accounts in the period in which the account is written off.

Inventories

     Inventories are stated at the lower of cost or market on a first-in, first-out basis. Inventory which is obsolete or in excess of the Company’s forecasted usage is written down to its estimated market value based on assumptions about future demand and market conditions. (See Note 4 — “Balance Sheet Details”)

Investments

     Long-term investments primarily consist of strategic investments of less than 20% equity interest in certain private companies. The Company does not have the ability to exercise significant influence over any of these companies; therefore, these investments are recorded at cost and are accounted for under the cost method of accounting. Realized gains and losses are recorded in interest and other income when the related investments are sold. The Company’s long-term investments in privately held companies are regularly assessed for impairment through review of operations and indications of continued viability of such companies. The Company’s reviews of operations of these companies, to assess the carrying values of these investments, include evaluation of operating performance, financing status, liquidity prospects and cash flow forecasts. Impairment losses on these long-term investments are recorded when events and circumstances indicate that such assets might be impaired and the decline in value is other than temporary. (See Note 5 — “Investments”)

Property & Equipment, Goodwill and Intangible Assets

     Property and equipment are stated at the lower of cost or fair value. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives ranging from one to three years are used for computer equipment, purchased software, production and engineering equipment and five-year lives for office equipment, furniture and fixtures. Leasehold improvements are amortized over the shorter of five years or the remaining term of the applicable lease.

     Intangible assets consist of the Company’s assembled workforce, customer base, purchased technology and goodwill related to the acquisitions of ACT Networks, Inc., PEAK Software Solutions, Inc. and Global Media Concepts NV.. These acquisitions were accounted for as purchases. Goodwill and other intangible assets are amortized, on a straight-line basis, over the estimated useful lives of the assets, which generally range from three to five years. Purchased in-process research and development, without alternative future use, was charged to operations at the date of acquisition.

     The Company records impairment losses on goodwill, intangible assets and fixed assets when events and circumstances indicate that such assets might be impaired and the estimated fair value of such asset is less than its recorded amount. Conditions that would trigger an impairment assessment include material adverse changes in operations or a decision to abandon products, services or technologies. Measurement of fair value is based on discounted cash flows and utilizes the Company’s incremental borrowing rate. As of December 31, 2001, the Company has determined that all goodwill and other intangible assets and a substantial portion of its fixed assets are impaired, and consequently has recorded an impairment charge to reduce the recorded value to fair value. (See Note 7 — “Impairment of Goodwill, Intangibles, and Property and Equipment”)

Warranties

     The Company’s warranty policy generally states that the Company will provide warranty coverage, for a predetermined amount of time, on products for material and labor to repair and service the products. The Company records the estimated cost of warranty coverage upon product shipment. The estimated cost of warranty coverage is determined by the warranty term as well as the average historical warranty expense for a specific product. Should actual product failure rates or material usage costs differ from the Company’s estimates, revisions to the estimated warranty and installation liability may be required.

Stock-Based Compensation

     The Company accounts for stock-based awards to employees under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”).

Advertising Expenses

     The Company expenses advertising costs in the period in which they are incurred. Advertising expenses for 2001, 2000 and 1999 were $4.8 million, $6.5 million and $2.6 million, respectively.

Foreign Currency Translation

     Assets and liabilities of the Company’s wholly-owned foreign subsidiaries are translated from their respective functional currencies at exchange rates in effect at the balance sheet date, and revenues and expenses are translated at average exchange rates prevailing during the year. For subsidiaries whose functional currency is the local currency, resulting translation adjustments are reflected as a separate component of stockholders’ equity. For subsidiaries whose functional currency is the U.S. Dollar, resulting translation adjustments are included in results of operations. Foreign currency transaction gains and losses, which have been immaterial, are included in results of operations. For foreign entities where recoverability of the Company’s investment is considered remote, or in which the entity has been substantially liquidated, the Company records a charge to income to write off the corresponding translation adjustment balance included in stockholder’s equity in the period where such assessment of recoverability has been made.

Comprehensive Loss

     At December 31, 2001, 2000 and 1999, comprehensive loss included foreign currency cumulative translation adjustments and unrealized gains and losses on available for sale investments. Comprehensive loss is reflected in the consolidated statements of stockholders’ equity, net of related income tax effects.

Development Costs

     The Company capitalizes its costs to develop software for its website and other internal uses when preliminary development efforts are successfully completed, management has authorized and committed project funding and it is probable that the project will be completed and the software will be used as intended. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed. Costs incurred for upgrades and enhancements that are probable to result in additional functionality are capitalized. All capitalized costs are amortized to expense over their expected useful lives. Costs capitalized under SOP 98-1 have been insignificant to date.

Recent Accounting Pronouncements

     In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”). SFAS 141 requires the purchase method of accounting for all business combinations and eliminates the pooling-of-interests method for business combinations initiated after June 30, 2001. SFAS 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations completed after June 30, 2001. The provisions of SFAS 141 were adopted July 1, 2001 and had no material effect on the Company’s financial condition or results of operations.

     In July 2001, the FASB issued SFAS 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 142 discontinues amortization of goodwill and intangible assets deemed to have indefinite lives and requires such assets to be reviewed at least annually for impairment. SFAS 142 also includes provisions on the identification of intangible assets, reclassification of certain intangibles from previously reported goodwill, and reassessment of the useful lives of existing intangibles. The Company has adopted SFAS 142 effective January 1, 2002 and will apply the non-amortization provisions of SFAS 142 for any business combination consummated on or after July 1, 2001. The adoption of SFAS 142 had no material effect on the Company’s financial condition or results of operations.

     In July 2001, the FASB issued SFAS 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”) which addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 is effective for fiscal years beginning after June 15, 2002. The Company does not anticipate that the adoption of SFAS 143 will have a material effect on its financial condition or results of operations

     In August 2001, the FASB issued SFAS 144, “Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which is effective for fiscal years beginning after December 15, 2001. SFAS 144 supersedes SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” and provides a single accounting model for impairment of long-lived assets. The Company does not anticipate that the adoption of SFAS 144 will have a material effect on its financial condition or results of operations.

     In July 2002, the FASB issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS 146), which is effective for exit or disposal activities initiated after December 31, 2002. SFAS 146 requires that a liability for a cost that is associated with an exit or disposal activity be recognized when the liability is incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS 146 also establishes that fair value is the objective for the initial measurement of the liability. The Company is currently assessing the impact of this new standard on its financial condition or results of operations.

     In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure an amendment of FASB Statement No. 123.” This Statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation on annual and interim financial information. The Company has elected to continue to account for stock options in accordance with Accounting Principles Board Opinion No. 25.

NOTE 3. CASH AND FINANCIAL INSTRUMENTS

     The following table sets forth the components of cash, cash equivalents, and short-term investments as of December 31, 2001 (in thousands):

	Unrestricted	Restricted	Total

Cash	$16,069	$—	$16,069
Cash equivalents	13,735	7,050	20,785
Short-term investments	10,584	2,950	13,534

	$40,388	$10,000	$50,388

     Estimated fair values of financial instruments are based on quoted market prices. The following is a summary of available-for-sale securities at December 31, (in thousands):

	2001

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

Commercial paper	$16,947	$—	$(12)	$16,935
Government securities	9,410	24	—	9,434
Market auction preferred	7,950	—	—	7,950

	$34,307	24	$(12)	$34,319

Classified as:
Cash equivalents	$20,797	$—	$(12)	$20,785
Short-term investments	13,510	24	—	13,534

	$34,307	$24	$(12)	$34,319

	2000

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

Commercial paper	$126,142	$36	$(9)	$126,169
Government securities	62,833	6	(2)	62,837
Market auction preferred	33,529	—	—	33,529

	$222,504	42	$(11)	$222,535

Classified as:
Cash equivalents	$147,559	$—	$(11)	$147,548
Short-term investments	74,945	42	—	74,987

	$222,504	$42	$(11)	$222,535

     Realized gains and losses on sales of available-for-sale securities were immaterial for the years ended December 31, 2001, 2000 and 1999. All short-term investments held at December 31, 2001 and 2000 mature within one year.

NOTE 4. BALANCE SHEET DETAILS

Inventories

     Inventories consist of the following (in thousands):

	December 31,	December 31,
	2001	2000

Raw materials	$7,942	$10,901
Work-in-process	—	83
Finished goods	1,997	6,678

	$9,939	$17,662

     Inventory charges totaling approximately $58.7 million and $10.6 million were taken during the years ended December 31, 2001 and 2000, respectively, reflecting excess inventories resulting from changes in forecasted demand, the Company’s decision to discontinue certain products, the write-down of leased inventory and product costs associated with products shipped to certain customers in the Asia-Pacific region for which revenue was not recognizable and for which the inventory shipped is not expected to be recoverable.

Property and Equipment

     Property and equipment is comprised of the following at December 31, (in thousands):

	2001	2000

Production and engineering equipment	$1,698	$19,734
Computer equipment and purchased software	3,015	17,390
Leasehold improvements	515	8,248
Office equipment, furniture and fixtures	508	4,536

	5,736	49,908
Less accumulated depreciation and amortization	(1,647)	(12,970)

	$4,089	$36,938

     Net property and equipment at December 31, 2001 of approximately $4.1 million reflects approximately $47.6 million in impairment charges taken during the year ended December 31, 2001. (See Note 7 – “Impairment of Goodwill, Intangibles and Property and Equipment”).

Goodwill and Purchased Intangible Assets

     At December 31, 2001, there is no goodwill and purchased intangible assets. Prior to the impairment of goodwill and purchased intangible assets recorded during 2001 (see Note 7 – “Impairment of Goodwill, Intangibles and Property and Equipment”), goodwill and purchased intangibles were $106.7 million and $41.9 million, respectively, less accumulated amortization of $16.9 million for net goodwill and purchased intangible assets of $131.7 million as of December 31, 2000.

     The following table details the classification of amortization of goodwill and purchased intangible assets as reported in the Consolidated Statements of Operations (in thousands):

	Year Ended December 31

	2001	2000	1999

Cost of revenue	$2,080	$1,079	$—
Operating expenses	27,323	15,654	150

	$29,403	$16,733	$150

NOTE 5. INVESTMENTS

     The Company invests in equity instruments of privately held companies for the promotion of business and strategic objectives. The Company has also invested in a venture capital management fund. Except for the $1.5 million investment noted in the paragraph below, these investments are recorded at their initial fair value, net of impairment losses. Impairment losses are recorded when events or circumstances indicate that such assets might be impaired and the decline in value is other than temporary. Through December 31, 2001, the Company had invested $7.5 million in a venture capital management fund. As of December 31, the Company was committed to investing an additional $7.5 million in the venture capital management fund through 2007. During 2002, the Company assigned its interest in and the related commitment to the venture capital management fund to a third party as part of a settlement agreement. (See Note 18 – “Subsequent Events”).

     During 2000, the Company reduced its accounts receivable by accepting preferred stock with a value of $1.5 million in one of its privately held customers as an alternative to cash payment.

     During 2001, the Company recorded impairment losses on strategic investments of $7.9 million, resulting in a net book value of $6.5 million at December 31, 2001. The losses represent the write-down of the Company’s carrying amount of these investments and were determined by considering, among other factors, the inability of the investees to obtain additional private financing, the suspension of one investee’s current operations, and the uncertain financial condition of the investees and the market in which they operate. As such, the Company believes the changes in the current market environment and decrease in the valuations of these companies are other than temporary, and it has written down the carrying value accordingly. During 2000, the Company provided $1.0 million for estimated impairment losses on investments.

     During 2001 and 2000, the Company recorded revenues of $0.3 million and $5.2 million, respectively, from certain customers in which the Company had an investment. Revenues from these customers have been recorded at the value of the products and services sold.

NOTE 6. ACQUISITIONS

     On August 10, 2000, the Company acquired ACT Networks, Inc., a leading provider of multi-service access and voice/data integration products that enable the convergence of voice, video and data onto one managed network. The Company issued approximately $150.0 million of stock for the outstanding shares of ACT Networks and assumed stock options to purchase approximately 1.1 million shares of Clarent’s common stock with an aggregate fair value of $27.0 million. The ACT Networks acquisition was accounted for as a purchase and accordingly, results of operations and the estimated fair value of the assets acquired and liabilities assumed are included in Clarent’s financial statements from the date of acquisition.

     The ACT Networks acquisition cost, allocation of excess purchased cost over the fair value of net assets acquired and the related life of the intangible assets are as follows (in thousands, except for asset life):

	Acquisition Cost	Asset Life

		(in years)
Value of common stock and stock options issued	$176,789
Transaction costs	7,008
Merger related restructuring costs	8,885

	192,682
Less fair value of net tangible assets acquired	(68,950)

Excess purchase cost over the fair value of net tangible assets acquired	$123,732

Excess purchased cost was allocated to the following:
Assembled workforce	$6,642	3
Customer base	19,276	5
Developed technology	13,860	5
In-process research and development	31,496	—
Goodwill	42,506	5
Deferred compensation	9,952	4

	$123,732

     Current accruals for merger related restructuring costs relating to the ACT Networks acquisition of $2.6 million remained outstanding at December 31, 2001. The initial accrual of $6.2 million was to provide for the costs of exiting non-cancelable operating leases for the Calabasas manufacturing facility, involuntary employee termination costs related to approximately twenty-five duplicative management personnel and manufacturing employees in the ACT organization and fixed asset disposition costs for disposal of manufacturing equipment and leasehold improvements in the Calabasas facility. These costs are related to a plan that existed at the time of the acquisition to exit the manufacturing activities performed at the Calabasas facility through discontinuation of certain product lines and outsourcing the manufacturing of the remaining products. The Company identified a contract manufacturer and ceased production at the Calabasas facility at the end of the second quarter of 2001.

     On July 24, 2000, the Company completed the acquisition of PEAK Software Solutions, Inc., a software development firm specializing in building IP-based, carrier class data and telecommunications infrastructure software. The acquisition added approximately 56 software engineers to Clarent’s research and development headcount. Under the terms of the agreement, each outstanding share of PEAK stock was exchanged for 0.8636 of a share of Clarent common stock and cash of approximately $25.00 per share, and the Company paid PEAK approximately $1.5 million to retire certain PEAK obligations. The Company issued approximately $44.5 million in stock and paid $16.7 million in cash. The operating results of PEAK have been included in the statements of operations from the date of acquisition. This acquisition was accounted for using the purchase method and was not included in the calculation of pro forma results, as it was not classified as a significant acquisition.

     On October 25, 1999, the Company acquired all the outstanding stock of Global Media Concepts N.V., a Belgium based distributor of the Company’s products. The purchase consideration totaled $2.8 million and consisted of 43,487 shares of the Company’s common stock with a fair value of $64.39 per share and acquisition costs of approximately $0.1 million. A total of 17,394 shares of the Company’s common stock were held in escrow until April 2001. The purchase consideration allocated to the fair value of the assets acquired and goodwill of $2.7 million was being amortized over its estimated useful life of three years. The operating results of Global Media Concepts N.V. are included in the consolidated financial statements from the acquisition date. This acquisition was accounted for using the purchase method and was not included in the calculation of pro forma results, as it is not considered to be material to the operating results of the Company.

NOTE 7. IMPAIRMENT OF GOODWILL, INTANGIBLES AND PROPERTY AND EQUIPMENT

     The Company has evaluated the carrying value of certain long-lived assets and acquired intangibles, consisting primarily of goodwill and tangible fixed assets, recorded on its balance sheet at December 31, 2001. Goodwill and intangible assets are generally evaluated on an individual acquisition, market, or product basis whenever events or changes in circumstances indicate that such assets are impaired or the estimated useful lives are no longer appropriate. Periodically, the Company reviews its goodwill and other intangible assets for impairment based on estimated future undiscounted cash flows attributable to the assets. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values based on the expected discounted future cash flows attributable to the assets.

     During the third quarter of 2001, the Company determined that due to the continuing downturn of the telecommunications market as well as the activities giving rise to, and the impact of, the restatement on the Company’s business, the carrying amounts of certain assets might be impaired. The Company then determined that the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

     During third quarter of 2001, the Company recorded an impairment charge against the goodwill and intangibles associated with its business acquisitions of PEAK Software Solutions, Inc. and ACT Networks, Inc., acquired in 2000, due to circumstances described above. The Company calculated the impairment charge by comparing the expected discounted future cash flows to the carrying amount of the related intangible assets with some weighting attributed to a market based approach. The values assigned by the Company to the assets resulting from the impairment analysis were based upon established valuation techniques provided by an independent firm. The cash flow periods used were over 4.25 years including annual growth rates of 10% to 25%, a discount rate of 27% and a terminal value based upon a sales market multiple of 1.2. The assumptions supporting the estimated future cash flows, including the discount rate and estimated terminal values reflect management’s best estimates. The discount rate was based upon the Company’s weighted average cost of capital as adjusted for the risks associated with its operations. This resulted in a $99.1 million write-down of goodwill and other intangible assets and a $40.5 million write-down of property and equipment for the third quarter of 2001.

     The Company recorded an additional write-down of property and equipment during the fourth quarter of 2001 of approximately $7.1 million, resulting from the continuing economic downturn in the telecommunications industry, significant quarter-to-quarter declines in revenue, additional reductions in workforce, and continued negative operating cash flows.

NOTE 8. LINE OF CREDIT

     In June 2001, the Company obtained a $10.0 million line of credit with a financial institution to provide working capital for the Company. The entire balance had been borrowed during 2001 but was paid in full at December 31, 2001. The interest rate on this credit facility was variable and equal to the prime rate (4.75% at December 31, 2001). Under the terms of this arrangement, the Company was required maintain a restricted cash balance of $10.0 million to secure the line of credit. The line of credit expired on June 30, 2002, at which time there were no outstanding borrowings.

NOTE 9. CUSTOMER ADVANCES

     As of December 31, 2001, the Company received funds totaling $20.9 million from certain customers in the Asia-Pacific region. These payments are recorded as customer advances in the accompanying consolidated balance sheet. The Company now believes that these funds may be subject to refund, because (i) the Company is aware of a purported return right with respect to certain products, (ii) the customer has not accepted possession of certain products or (iii) the funds may be subject to the payment of a guaranty obligation purportedly entered into by the Company for a loan to a customer, which the Company believes was used to purchase the Company’s products.

     During 2002, the Company entered into a settlement agreement with one of these customers. (See Note 18 – “Related Party Transactions”).

NOTE 10. RESTRUCTURING AND MERGER RELATED ACCRUALS

     In May 2001, the Company announced a restructuring program intended to prioritize its initiatives around high-growth areas of its business, reduce expenses, and improve efficiency. This restructuring resulted in part from the significant slowdown in the overall telecommunications market, as well as the Company’s plan to align its cost structure with anticipated revenues.

     The May 2001 restructuring plan resulted in a 10% reduction in the number of regular employees across all business functions, operating units, and geographic regions. The Company recorded a restructuring charge related to the reduction in workforce and excess facilities of approximately $14.1 million in the second quarter of 2001. This charge included $3.2 million of severance payments and other employee related costs for approximately 90 employees and 20 contractors, and an accrual of $10.9 million for losses associated with excess facility space.

     In July 2001, the Company announced an additional reduction of approximately 27% of its workforce. Additionally, the Company announced a further reduction of approximately 50% of the Company’s remaining workforce in September 2001 in order to align its cost structure with its anticipated revenues. The Company recorded a restructuring charge related to these reductions in workforce and excess facilities and equipment of approximately $37.0 million in the third quarter of 2001. This charge included $5.7 million of severance payments and other employee related costs for approximately 290 employees and $31.3 million for losses associated with excess facility space.

     In December 2001, the Company announced an additional reduction of approximately 17% of its workforce. The Company recorded a restructuring charge related to this reduction of approximately $5.0 million during the fourth quarter of 2001 for severance payments and other employee related costs for approximately 95 employees. In addition, as a result of the continued downturn in the real estate market, the Company reduced its prior estimates for sublease income to be generated from its idle facilities, resulting in additional restructuring charges of approximately $11.1 million during the fourth quarter of 2001.

     In addition to accruals related to the aforementioned actions, at December 31, 2001, $2.6 million in accruals related to the ACT acquisition remained. These accruals include costs of exiting non-cancelable operating leases for the Calabasas, California manufacturing facility.

     The following table summarizes the activity related to the restructuring and merger related accruals for 2001 (in thousands):

	Facility		Other Employee
	Closure	Severance	Termination
	Related Costs	Costs	Costs	Total

Restructuring and merger related accruals:
Balance at January 1, 2001	$4,933	$1,300	$—	$6,233
Accrued and expensed	50,664	12,882	459	64,005
Charged against accrual	(3,648)	(13,813)	(392)	(17,853)

Balance at December 31, 2001	$51,949	$369	$67	$52,385

Short-term portion of restructuring accrual	7,171	369	67	7,607
Long-term portion of restructuring accrual	44,778	—	—	44,778

Total restructuring accrual	$51,949	$369	$67	$52,385

     At December 31, 2001, the remaining restructuring and merger related accrual was approximately $52.4 million, which is expected to be paid out through February 2011 as follows (in thousands):

	Employee Related	Facility Closure
Year	Commitments	Commitments

2002	$436	$7,171
2003	—	7,642
2004	—	6,820
2005	—	6,423
2006	—	6,083
Thereafter	—	17,810

	$436	$51,949

NOTE 11. OTHER EXPENSE

     The following table details the components of other expense, net as reported in the consolidated statements of operations (in thousands):

	Year Ended December 31

	2001	2000	1999

Loan impairment and other write-offs, Asia Pacific	$(9,540)	$—	$—
Foreign currency losses, net	(413)	(52)	—
Loss on asset disposals	(815)	—	—
Gain on sale of equity investment	1,370	—	—

	$(9,398)	$(52)	$—

     During 2001, the Company wrote off approximately $9.5 million related to certain investments and loans made to strategic partners and other unauthorized advances made to personnel in the Asia-Pacific region, which the Company deemed unrecoverable.

     During 2001, the Company completed the sale of a strategic equity investment with a book value of approximately $3.0 million for cash proceeds of approximately $4.4 million, resulting in a net gain of approximately $1.4 million.

NOTE 12. STOCKHOLDERS’ EQUITY

Preferred Stock

     In February 2001, the Company adopted a Share Purchase Rights Plan designed to guard against abusive takeover tactics. Pursuant to this on February 7, 2001, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock of the Company to shareholders of record on February 20, 2001. The Rights also attach to new common shares issued after the record date. Each Right entitles the holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock (“Preferred Shares”) at a price of $100 per one one-hundredth of a Preferred Share. Each Preferred Share is designed to be the economic equivalent of 100 Common Shares. Until the earlier of (i) a public announcement of an acquisition of the Company or (ii) an announcement of an intention to make a tender or exchange offer which would result in the offerer holding 15% or more of the outstanding common shares (a “Distribution Date”), the Rights are transferable only with common shares. The Rights are not exercisable until the Distribution Date. The Rights may be redeemed by action of the Board at a price of one cent per Right. The Rights will expire on February 7, 2011. As of December 31, 2001, 2.0 million Preferred Shares were reserved for issuance upon exercise of the Rights.

Common Stock

     In July 1996, 5.4 million shares of common stock were issued to the Company’s two remaining founders. The outstanding shares were subject to transfer restrictions through June 1999 and were subject to repurchase at the issuance price upon the occurrence of certain events, including termination of employment. The Company’s right of repurchase expired in July 2000.

     In July and November 1999, the Company completed initial and secondary public offerings, respectively. The initial public offering raised net proceeds of $62.7 million from issuance of 4.6 million shares of common stock, and included 600,000 over-allotment shares at $15.00 per share. Upon the closing of the initial public offering, approximately 6.9 million shares of the Company’s convertible preferred stock were automatically converted into approximately 13.8 million shares of common stock. Net proceeds from the follow-on offering were $239.9 million from the issuance of approximately 3 million shares of common stock, including 128,125 over-allotment shares at $85.00 per share.

     In February 2000, the Company’s stockholders authorized an amendment to the restated certificate of incorporation to increase the authorized number of shares of common stock to 200 million from 50 million shares.

NOTE 13. EMPLOYEE BENEFIT PLANS

Stock Option Plans

     The Company’s 1999 Amended and Restated Equity Incentive Plan (the “1999 Incentive Plan”) was adopted in 1996. As of December 31, 2001 an aggregate of 18,780,431 shares of common stock were authorized for issuance under the 1999 Incentive Plan. In addition, a total of 1,835,795 shares of common stock were authorized for issuance under other employee option plans.

     The provisions of the 1999 Incentive Plan automatically increase the number of shares available for issuance by 2.5% of the Company’s outstanding shares per year, or a lesser amount as determined by the Board of Directors. The calculation is based upon the outstanding shares of Clarent common stock on January 31 of each year from 2001 through 2004. In January 2001, the Company increased the aggregate number of shares of common stock authorized for issuance under the 1999 Incentive Plan by 987,966 or 2.5% of the Company’s outstanding shares, measured as of that date. On June 7, 2001, the Company’s stockholders approved an amendment to the 1999 Incentive Plan to increase the number of shares authorized for issuance by 1,000,000 shares. The 1999 Incentive Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights to Clarent’s and its affiliates’ employees, including officers and employee directors. Non-statutory stock options are available to be granted to consultants and non-employee directors. As of December 31, 2001, no restricted stock purchase awards, stock bonuses or stock appreciation rights are granted and outstanding under the 1999 Incentive Plan.

     Under the 1999 Incentive Plan, options to purchase common stock may be granted at no less than the fair market value on the date of the grant (110% of fair market value in certain instances,) as determined by the Board of Directors, based upon the closing sale price of the Company’s common stock on any established stock exchange, the Nasdaq National Market, or the Nasdaq Small Cap Market; or, in the absence of such markets for the common stock, the price as determined in good faith by the Board of Directors. The Company executes individual option agreements under the plan and the shares underlying the options generally vest either at 25% of the total grant after the completion of the first twelve full months of employment with the remainder vesting monthly over three years thereafter or vesting is monthly over a four year period. Options generally have a 10-year life. Certain stock options (“Performance Options”) issued under the 1999 Incentive Plan vest over a time period determined by the Board of Directors; however, under the terms of the original option agreements, the vesting could be accelerated based on achievement of certain performance criteria. There were no performance options granted during 2001 and 2000. For the year ended December 31, 1999, the Board of Directors granted Performance Options to purchase 279,500 shares of common stock to certain employees at an exercise price equal to the fair market value on the date of grant. These options vest in seven years, but the vesting could be accelerated based on the achievement of the performance criteria. The accelerated vesting schedule provides that the grants will vest over a 48-month term.

     On February 14, 2001, the Company cancelled approximately 2.9 million outstanding options under an Option Cancellation and Regrant program (the “Program”) for employees. Replacement options to purchase approximately 635,000 shares of common stock were granted to employees on February 15, 2001 at the fair market value of $13.625 per share. These shares vested in full on August 15, 2001 and expired on November 15, 2001 if they were unexercised. In addition, the Company granted replacement options to purchase approximately 916,000 shares of common stock to employees on August 17, 2001 at the fair market value of $6.30 per share under the Program. The options granted on August 17, 2001 vest ratably each month over a 24-month period, have a 10-year term.

     In July 1999, the Company adopted the 1999 Non-employee Directors’ Stock Option Plan (the “Directors’ Plan”) to provide for the automatic grant of options to purchase shares of common stock to the Company’s non-employee directors who are not any of the Company’s affiliates’ employees or consultants (“non-employee director”). The Directors’ Plan is administered by the Board, and may be delegated to a committee. Options granted under the Directors’ Plan are at 100% of the fair market value of the common stock on the date of grant. The aggregate number of shares of common stock to be issued under the Directors’ Plan was increased to 500,000 shares in June 2000. Under the terms of the Directors’ Plan, as amended in June 2000, each non-employee director, shall, upon the date of initial appointment, be granted an option to purchase 35,000 shares of common stock. In addition, on the day following each annual meeting of stockholders, each non-employee director shall be granted an option to purchase 15,000 shares of common stock. This annual grant shall be reduced pro rata for each quarter during the preceding year that was prior to the non-employee director’s appointment. The options granted under the terms of the amended Directors’ Plan vest and become exercisable at the rate of 1/24 per month over a two year period.

     The terms of the plan, prior to the June 2000 amendment, provided for each non-employee director to be granted automatically an option to purchase 5,000 shares upon their appointment and 2,000 shares of common stock for each regular meeting commencing with the third regular meeting subsequent to the date of appointment. Prior to the amendment, options granted under the Directors’ Plan were fully vested and became exercisable upon the date of grant. As of December 31, 2001, there have been approximately 128,000 non-statutory stock options granted under the Directors’ Plan and there were approximately 372,000 shares of common stock reserved for future issuance under the Directors’ Plan.

     In March 2001, the Company issued an option to purchase 600,000 shares of the Company’s Common Stock to Barry Forman in connection with his appointment as Executive Chairman. This option was granted outside the Company’s stock option plans and had an exercise price of $9.125 per share, which was the closing price of the Company’s common stock on the Nasdaq National Market on the date of grant. The option provided for a 10 year term with vesting over four years, pursuant to which the first 150,000 shares would vest after one year and the remaining 450,000 shares would vest in equal monthly installments over the remaining 36 months. The option would cease vesting three months after the termination of Mr. Forman’s continuous service with the Company. Mr. Forman resigned from the Company’s Board of Directors in February 2002 and the option subsequently expired unexercised.

     A summary of option plan activity follows (in thousands, except price per-share amounts):

		Options Outstanding

	Shares		Weighted-
	Available for	Number of	Average
	Grant	Shares	Exercise Price

Balance at December 31, 1998	2,963	6,474	$0.31
Additional shares reserved	1,155	—	—
Granted	(3,082)	3,082	$20.78
Exercised	—	(1,362)	$0.14
Canceled	98	(98)	$18.90

Balance at December 31, 1999	1,134	8,096	$7.90
Additional shares reserved	6,870	—	—
Granted or assumed with acquisition	(6,795)	6,795	$52.05
Exercised	—	(3,225)	$1.74
Canceled	986	(986)	$45.27
Repurchased	105	—	$0.05

Balance at December 31, 2000	2,300	10,680	$34.40
Additional shares reserved	2,588	—	—
Granted	(5,350)	5,350	$10.02
Exercised	—	(1,524)	$0.52
Canceled	8,938	(8,938)	$35.42

Balance at December 31, 2001	8,476	5,568	$18.63

     The following table summarizes information concerning options outstanding and exercisable at December 31, 2001 (in thousands, except contractual life and prices):

			Options Outstanding			Options Exercisable

					Weighted-
					Average
					Remaining
				Weighted-	Contractual	Number of
			Number of	Average	Life	Exercisable	Weighted
Range of Exercise Prices			Shares	Exercise Price	(in Years)	Shares	Average Price

$0.02	—	$6.30	1,636	$3.23	7.80	843	$2.25
$7.05	—	$10.50	1,553	$9.35	9.21	279	$9.62
$10.65	—	$39.25	1,510	$21.31	8.06	684	$20.99
$39.38	—	$125.00	869	$59.52	8.12	420	$66.19

$0.02	—	$125.00	5,568	$18.63	8.32	2,226	$20.98

     At December 31, 2000, options to purchase 2,544,000 shares were exercisable at a weighed average exercise price of $23.47. Options to purchase 1,662,000 shares were exercisable at December 31, 1999 at a weighted average exercise price of $0.91.

Employee Stock Purchase Plan

     In July 1999, the Company adopted the 1999 Employee Stock Purchase Plan (the “Purchase Plan”). Under the Purchase Plan, the Board of Directors or a committee may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. Eligible employees can elect to contribute a percentage of up to 10% of their gross earnings during each purchase period, subject to the IRS annual limitation. The offering period for any offering will be no more than 27 months. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each offering period or the relevant purchase date. Pursuant to the Purchase Plan, the Company issued 46,926 shares in 1999, 162,587 shares in 2000 and 138,782 shares in 2001. At December 31, 2001, there were 251,705 shares reserved for future issuance under the Purchase Plan.

     In the event of certain changes in control, the Board of Directors has discretion to provide that each right to purchase common stock will be assumed or an equivalent right will be substituted by the successor corporation, or that such rights may continue in full force and effect, or that all sums collected by payroll deductions be applied to purchase stock immediately prior to the change in control.

     On October 15, 2001, the Board of Directors elected to cancel the Offering period commencing November 16, 2001. Subsequent Offering Periods have also been cancelled.

Employee 401(k) Plans

     The Company has pretax savings plans that qualify under Section 401(k) of the Internal Revenue Code. Under the plans, participating employees may defer up to 25% of their pretax salary but not more than statutory limits. The Company may elect to make matching contributions to the plans. For the years ended December 31, 2001 and 2000, the Company contributed approximately $0.3 million and $0.2 million, respectively, in matching contributions. For the year ended December 31, 1999, the Company made no matching contributions and incurred immaterial expenses related to the plans.

Amortization of Deferred Compensation

     The Company recorded amortization of deferred compensation approximately $5.8 million, $6.2 million and $19.4 million for the years ended December 31, 2001, 2000 and 1999, respectively. Amortization of deferred compensation resulted from the granting of stock options and warrants to purchase common stock at prices below the deemed fair value of Clarent’s common stock including those granted in conjunction with assuming stock option plans in an acquisition. The compensation related to stock options is being amortized using the graded method over the vesting periods of the individual stock options, generally four years.

Pro Forma Disclosure of the Effect of Stock-Based Compensation

     The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     The fair value of each option grant prior to the initial public offering was estimated on the date of grant using the minimum value method. Options granted subsequent to the initial public offering were valued using the Black-Scholes valuation model. The following weighted average assumptions were used:

	December 31,

	2001	2000	1999

Expected dividend yield	0.0%	0.0%	0.0%
Risk-free interest rate	4.33%	5.5%	5.8%
Expected life of option in years	3.6	4.0	4.0
Volatility	187.3%	172.0%	60.0%

     If compensation cost for the Company’s stock-based compensation plan had been determined based on the fair value at the grant dates for awards under this plan consistent with the method provided for under FAS 123, then the Company’s net loss would have been as indicated in the pro forma amounts below (in thousands):

	Years Ended December 31,

	2001	2000	1999

Net loss as reported	$(453,259)	$(95,729)	$(30,783)
Pro forma net loss	$(478,593)	$(171,516)	$(33,437)

     The effects of applying FAS 123 are not likely to be representative of the effects on reported income for future years.

     The weighted average fair value of options granted to employees during the years ended December 31, 2001, 2000 and 1999, were approximately $8.89, $53.51 and $10.75, respectively.

NOTE 14. RELATED PARTY TRANSACTIONS

Transactions with Management and Others

     In April 2000, AginfoLink USA, Inc. (“AginfoLink”) borrowed $250,000, pursuant to a promissory note, from Matthew Chiang, in his individual capacity, who was a non-officer employee of the Company at the time. Mr. Chiang served as President of the Company’s Asia-Pacific regional office from January 2001 to September 2001. The Company believes that William Pape, a former director of the Company, held a minority equity interest in AginfoLink and serves on the board of directors of AginfoLink. In the promissory note, AginfoLink agreed to repay the loan principal, as well as accrued and unpaid interest, on May 31, 2000.

     In June 1997, the Company entered into an agreement for advisory services with WK Technology Fund, a Taiwanese corporation (the “Advisory Services Agreement”), one of whose principals was at the time of execution of the Advisory Services Agreement a member of the Company’s Board of Directors. The advisory services contemplated by the Advisory Services Agreement primarily related to business strategy for the Company and were to be performed over a four-year term. As consideration for the advisory services, the Company granted to WK Technology Fund a warrant to purchase up to 1,400,000 shares of the Company’s common stock at an exercise price of $0.05 per share. The warrant had a life of five years. Under the terms of the warrant, (i) 175,000 shares of the stock subject to the warrant vested on the 6-month anniversary of the warrant effective date and (ii) the remaining shares subject to the warrant vested over the subsequent 42 months, provided that the shares subject to the warrant became fully vested and exercisable 30 days prior to the closing of the Company’s public offering. The Board of Directors terminated the Advisory Services Agreement in June 1999 and elected to have the unvested portion of the warrant become fully vested. WK Technology Fund purchased 408,328 shares of the Company’s common stock under this warrant in August 1998 and the remaining 991,672 shares in July 1999. The Company valued the warrant using the guidance in the Financial Accounting Standards Board’s Emerging Issues Task Force Issue 96-18. The value of the warrant was determined using the Black-Scholes valuation method. The inputs used included the exercise price of the warrant of $0.05, the value of the Company’s common stock at each vesting date, expected dividend yield of 0%, risk free interest rate of 6.0%, expected volatility of 0.3 and the contractual life of the warrant of five years. The Company recorded compensation charges totaling $12.3 million for the year ended December 31, 1999 in connection with this warrant. These amounts are included in amortization of deferred compensation in the consolidated statements of operations.

Note Receivable from a Leasing Company

     In January 2001, the Company advanced $5.0 million to Clarent Finance, LLC (“Clarent Finance”), a leasing company, for a six-year, eleven percent junior subordinated debenture (the “Note”). The interest is due by November 30, 2008. The principal is repayable in 16 equal quarterly payments of $312,500 each, commencing January 2005, and is due in full by November 30, 2008.

     The Company entered into a remarketing agreement with Clarent Finance in January 2001 to provide for the remarketing of certain equipment manufactured by the Company, purchased by Clarent Finance and leased to the Company’s customers. Under the terms of the remarketing agreement, if remarketing proceeds are insufficient to equal the remaining defaulted lessee obligation, the Company is obligated to either pay the remaining lessee obligation to Clarent Finance or apply the shortage as a credit on the next equipment lease purchase in the program. At December 31, 2001, finance receivables for Clarent Finance totaled approximately $2.0 million.

     As a result of its remarketing obligations to Clarent Finance, the Company defers the recognition of all revenue and thereby establishes a liability for all amounts to be earned from leasing arrangements with Clarent Finance. At December 31, 2001, the Company’s recorded liability of approximately $1.6 million, which is included in accrued liabilities on the accompanying balance sheet, approximated its obligation under the remarketing agreement. As of December 31, 2001, operating expenses for Clarent Finance had been immaterial.

     On March 29, 2002, the Company entered into an agreement to purchase Clarent Finance, and settled the outstanding indebtedness under the Note. (See Note 18 – “Subsequent Events”).

Transactions Related to Asia-Pacific Region

     The Company entered into various transactions with entities that, as a result of the investigation, the Company now believes are controlled by Matthew Chiang or members of his immediate family. Mr. Chiang was employed by the Company as a Marketing Director of the Asia-Pacific region from July 1997 to June 1999, a Director, Product and Market Strategy from July 1999 to December 2000 and the Company’s Vice President and General Manager of the Asia Pacific region. He served as the President of the Company’s Asia-Pacific regional office from January 2001 to September 2001. The entities believed to be controlled by Mr. Chiang or members of his immediate family are Great Mincom Products Corporation (which the Company believes is also known as Great Mincom Communications Corporation and collectively, “Great Mincom”) and Articula Corporation (“Articula”). The Company believes that Mr. Chiang may have had a direct or indirect material interest in each of the transactions between the Company, Great Mincom and Articula. The Company believes that Jerry Chang, who was a director of the Company from July 1996 to September 2001, the Company’s President from July 1996 to April 2001, Chief Executive Officer from July 1996 to July 2001 and Chief Strategist from July 2001 to September 2001, may have an indirect financial interest in Articula.

     During the year ended December 31, 2000, the Company sold products with an aggregate value of approximately $4.1 million to Great Mincom. There were no products sold to Great Mincom during 2001.

     In December 2000 and March 2001, transfers of Company funds of $6.0 million and $7.0 million, respectively, were made to Great Mincom, with the funds intended for use as bid deposits in connection with certain proposed transactions in the Asia Pacific region (the “Bid Deposits”). In June 2001, the Company and Great Mincom entered into a Confirmation Agreement pursuant to which Great Mincom agreed to return the funds advanced as Bid Deposits to the Company by December 31, 2001, unless Great Mincom secured contracts for the proposed transactions relating to the Bid Deposits, in which case Great Mincom agreed to return the funds advanced as Bid Deposits after completion of the transactions. As a result of the investigation, the Company now believes that the funds advanced as Bid Deposits were not used for their intended purpose and are not recoverable.

     From April to July 2001, an additional $43.0 million was transferred by the Asia-Pacific regional office to Great Mincom and Articula in violation of the Company’s financial control procedures. After transfer of these funds, the Company received promissory notes in exchange for the cash. These promissory notes are: a promissory note from Articula in the amount of $3.0 million (bearing interest of 4.15% per annum from May 3, 2001); a promissory note from Great Mincom in the amount of $2.4 million (bearing interest of 4.15% per annum from May 21, 2001); and a convertible promissory note from Articula and Great Mincom in the amount of $37.6 million (bearing interest of 5.0% per annum from July 25, 2001 and due in January 2002). At the same time as the execution of the $37.6 million convertible promissory note, the Company entered into a Strategic Partner Agreement with Articula and Great Mincom as of July 25, 2001, pursuant to which Articula and Great Mincom, among other things, agreed to provide sales and marketing support to the Company and to use the Company as their exclusive supplier of VoIP products.

     An aggregate of $3.0 million of the funds transferred to Articula and Great Mincom by the Company’s Asia-Pacific regional office was intended for use as partial payment for the Company’s obligations under: a Joint Marketing Agreement dated as of April 4, 2001 between the Company and Articula pursuant to which the Company agreed to pay Articula $3.0 million; and a Consulting Services Agreement dated as of May 10, 2001 between the Company and Great Mincom pursuant to which the Company agreed to pay Great Mincom $1.1 million. In connection with the Consulting Services Agreement, Great Mincom agreed to assist the Company with the development of channel partner relationships for network design and system integration.

     Principal of approximately $43.0 million plus accrued interest is outstanding under the various promissory notes as of December 31, 2001. As a result of the investigation and restatement, the Company has determined that a significant portion of the funds related to the $43.0 million, as well as the $13.0 million in Bid Deposits mentioned above and the $11.0 million from the guaranty noted below, may have been used by third parties to purchase the Company’s products from the Company’s customers. As a result, the Company reversed all revenue associated with the product’s original sale and expensed the associated inventory in the same period that the revenue was originally recognized, because it is not believed to be recoverable. For accounting purposes only, the Company recorded any payment associated with the reversed revenue transactions as a reduction in the notes receivable balances. Remaining notes receivable balances of approximately $8.2 million were provided for by charges to other expense during the third quarter of 2001 due to the doubtful probability of collection. Although accounted for as described above, the notes remain outstanding and unpaid. The Company reserves its rights to pursue collection of the entire principal balance plus accrued interest for each of the loans and the Bid Deposit amounts, in addition to other remedies or actions available to the Company.

     D-Link Corporation (“D-Link”), a distributor and supplier to the Company, claimed that on July 3, 2001 the Company executed a guaranty of Articula’s repayment of an $11.0 million loan from D-Link to Articula. The purported guaranty was not reported to the appropriate personnel in the Company by the executive who signed the guaranty in violation of the Company’s procedures. The Company now believes that Articula had repaid $2.0 million of the amount purportedly guaranteed by the Company. The Company has recorded a liability of $9.0 million (in customer advances) in its December 31, 2001 consolidated balance sheet as a result of this purported guaranty. During 2002, the Company entered into a settlement agreement with D-Link, pursuant to which all indebtedness to D-Link was satisfied in full. (See Note 18 – “Subsequent Events”).

     During May through July 2001, Mr. Chiang, the President of the Company’s Asia-Pacific regional office, received from the Company cash advances or effected loans in violation of the Company’s policies in the amount of approximately $1.1 million, all of which is outstanding, but fully reserved for, as of December 31, 2001. Mr. Chiang also effected loans and investments from the Asia-Pacific regional office in violation of the Company’s financial control policies, in the amount of approximately $0.7 million, some of which directly or indirectly benefited Mr. Chiang. These transactions were not reported to the appropriate personnel in the Company and the amounts remain outstanding, but fully reserved for, as of December 31, 2001. The Company now believes that these loans and investments resulted in payments of Company funds to customers who used Company funds for the purchase of Company products. The Company has reversed all revenue associated with the original recording of revenue of such products and expensed the associated inventory in the same period that the revenue was originally recognized.

Indebtedness of Management

     As described in “Transactions Related to Asia-Pacific Region,” Mr. Chiang, a former executive of the Company, and certain entities affiliated with Mr. Chiang are currently indebted to the Company.

NOTE 15. INCOME TAXES

     The Company’s pretax income (loss) from operations related to non-U.S. operations consists of income of approximately $1.7 million and $.3 million for 2001 and 1999, respectively, and income of approximately $14.8 million for 2000.

     The benefit from (provision for) income taxes consisted of the following (in thousands):

	December 31,

	2001	2000	1999

Current Tax Provision:
Domestic	$912	$—	$—
Foreign	(445)	(424)	(132)

Total provision for income taxes	$467	$(424)	$(132)

     The provision for income taxes differs from the amount computed by applying the statutory federal income tax to income before taxes. The sources and tax effects of the differences are attributed primarily to losses not benefited and foreign taxes.

     Significant components of the Company’s deferred tax assets are as follows (in thousands):

	December 31,

	2001	2000

Deferred tax assets:
Net operating loss carryforwards	$128,334	$58,672
Tax credit carryforwards	7,976	2,146
Capitalized research and development	3,576	—
Deferred revenue	2,628	506
Deferred compensation	2,646	13,297
Accounts receivable reserve	399	3,443
Accruals and reserves not currently deductible	27,962	8,269

Gross deferred tax assets	173,521	86,333
Valuation allowance	(173,521)	(71,799)

Total deferred tax assets	$—	$14,534

Deferred tax liabilities:
Acquired intangibles	—	14,534

Total deferred tax liabilities	$—	$14,534

     Financial Accounting Standards Board Statement No. 109, “Accounting for Income Taxes,” provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company’s historical operating performance and the carryback potential, the Company has determined that a valuation allowance continues to be necessary.

     As of December 31, 2001, the Company had federal and state net operating loss carryforwards of approximately $339.7 million and $164.0 million, respectively. As of December 31, 2001, the Company also had federal and state research and development tax credit carryforwards of approximately $4.9 million and $4.8 million, respectively. The net operating loss and tax credit carryforwards will expire at various dates beginning in 2004, if not utilized. Utilization of the net operating loss and tax credit carryforwards may be subject to annual limitations due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions.

     The valuation allowance increased by $101.7 million, $56.2 million and $12.4 million during the years ended December 31, 2001, and 2000, respectively. Approximately $55.5 million of the valuation allowance is related to stock option deductions, the benefit of which will be credited to additional paid in capital when realized.

NOTE 16. COMPREHENSIVE LOSS

Accumulated comprehensive loss is as follows (in thousands):

	December 31,

	2001	2000

Other comprehensive income (loss):
Unrealized gain (loss) on securities, net	$12	$31
Foreign currency translation adjustment	(195)	(357)

Comprehensive loss	$(183)	$(326)

Total comprehensive loss, net of related taxes, is as follows (in thousands):

	Year Ended December 31,

	2001	2000

Net loss	$(453,259)	$(95,729)
Other comprehensive income (loss):
Unrealized gain (loss) on securities, net	(19)	46
Foreign currency translation adjustment	162	(260)

Comprehensive loss	$(453,116)	$(95,943)

NOTE 17. COMMITMENTS AND CONTINGENCIES

Leases

     The Company leases its principal office facilities under non-cancelable operating lease agreements that have initial terms ranging from three to ten years. As of December 31, 2001, minimum lease payments, net of estimated sublease income of approximately $2.6 million, under all non-cancelable lease agreements with initial terms in excess of one year were as follows (in thousands):

Year Ended December 31	Operating Leases

2002	$14,505
2003	13,215
2004	10,537
2005	9,441
2006	9,548
Thereafter	17,417

Total minimum lease payments	$74,663

     For the year ended December 31, 2001, the Company expensed approximately $53.4 million, net of estimated sublease income, of these future minimum lease payments that had been accrued as part of its restructuring and merger related accruals. Pursuant to the Company’s Chapter 11 filing (See Note 18 – “Subsequent Events”), the Company’s total liability under its various lease commitments are expected to be substantially reduced based on the maximum claims allowable under the Bankruptcy Code.

     Excluding the $53.4 million recorded as restructuring expense in 2001, rent expense was approximately $12.1 million, $5.2 million and $2.0 million for the years ended December 31, 2001, 2000 and 1999, respectively.

Purchase Commitments

     At December 31, 2001, the Company had approximately $2.7 million in future purchase commitments to one of its principal contract manufacturers.

Legal Matters

     From time to time, the Company may be subject to claims, which arise in the normal course of business. Depending on the amount and timing, an unfavorable resolution of a matter could materially affect the Company’s future results of operations or cash flows in a particular period.

Public Offering Litigation

     Beginning in July 2001, the Company and certain of its former officers and directors were named as defendants in several class action shareholder complaints filed in the United States District Court for the Southern District of New York (the “Court”), collectively captioned In re Clarent Corp. Initial Public Offering Securities Litigation. These lawsuits purport to bring suit on behalf of all purchasers of the Company’s common stock between July 1, 1999 and December 6, 2000. In these actions, the plaintiffs allege that the Company, certain of its former officers and directors and the underwriters of its initial public offering (“IPO”) violated the federal securities laws because the Company’s IPO registration statement and prospectus purportedly contained untrue statements of material fact or omitted material facts regarding the compensation to be received by, and the stock allocation practices of, the IPO underwriters. The plaintiffs further allege that the prospectus relating to the Company’s secondary offering was false and misleading for the same reasons. The plaintiffs seek unspecified monetary damages and other relief. Similar complaints were filed in the same Court against hundreds of other public companies (the “Issuers”) that conducted IPOs of their common stock since the late 1990s (the “IPO Lawsuits”). On August 8, 2001, the IPO Lawsuits were consolidated for pretrial purposes before United States Judge Shira Scheindlin of the Southern District of New York. Judge Scheindlin held an initial case management conference on September 7, 2001, at which time she ordered, among other things, that the time for all defendants to respond to any complaint be postponed until further order of the Court. Thus, the Company has not been required to answer any of the complaints, and no discovery has been served on the Company. In accordance with Judge Scheindlin’s orders at further status conferences in March and April 2002, the appointed lead plaintiffs’ counsel filed amended, consolidated complaints in the IPO Lawsuits on April 19, 2002.

     On July 15, 2002, the Company joined in a global motion to dismiss the IPO Lawsuits filed by all of the Issuers and other named defendants. On October 9, 2002, the Court entered an order dismissing all but one of the Company’s named officers and directors from the IPO Lawsuits without prejudice, pursuant to an agreement tolling the statute of limitations with respect to these officers and directors until September 30, 2002.

     The Company filed a Notice of Bankruptcy in this matter in mid-December 2002 (See Note 18 — “Subsequent Events”). The case has been stayed as to the Company pursuant to the Bankruptcy Code. In February 2003, the Court issued a decision denying the motion to dismiss the claims against the Company and many of the other Issuers. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

Northern District of California Securities Law Class Action Complaints

     In September and October 2001, a series of securities law class action complaints were filed in the United States District Court for the Northern District of California against the Company and certain of its former executive officers and directors. The plaintiffs in each of these actions allege, among other things, violations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), due to the filing with the SEC of allegedly false financial statements concerning the Company’s results of operations for the second, third and fourth quarters of 2000, and the first and second quarters of 2001. The original complaints seek unspecified monetary damages and other relief. In November 2001, the court entered an order consolidating these actions into a single action, and in December 2001 appointed a lead class plaintiff. The plaintiff filed a First Amended and Consolidated Complaint in June 2002 asserting claims for securities fraud under Sections 10(b) and 20(a) of the Exchange Act against the Company and certain of its former executive officers and directors. Discovery has commenced and some documents have been produced. In November 2002, the plaintiffs dismissed two former officers and directors of the Company from the litigation without prejudice. The case has been stayed pursuant to the Bankruptcy Code. After motions to dismiss filed by certain officers were granted in part, the plaintiff filed a Second Amended Complaint on January 24, 2003. No trial date has been set. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

Delaware Shareholder Derivative Actions

     In October and November 2001, three shareholder derivative actions were filed in the Delaware Chancery Court against various of the Company’s former officers and directors. The plaintiffs in these actions claim to be suing on the Company’s behalf. The complaints assert several claims, including unjust enrichment, breach of fiduciary duties, corporate waste and mismanagement, resulting from, among other things, the Company’s reporting of allegedly false financial statements concerning the Company’s results of operations for the second, third and fourth quarters of 2000 and the first and second quarters of 2001, the Company’s alleged failure to disclose information regarding the Company’s operations and the Company’s alleged failure to implement and maintain adequate internal financial controls. The complaints seek unspecified monetary damages and other relief. In November 2001, the three actions were consolidated into a single action. In December 2002, the Company has filed a motion to dismiss this case. The case has been stayed pursuant to the Bankruptcy Code. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

California Shareholder Derivative Action

     On November 2, 2001, a shareholder derivative action was filed in the California Superior Court against various of the Company’s former officers and directors. The plaintiffs in this action claim to be suing on the Company’s behalf. The complaint asserts several claims, including intentional and negligent breach of fiduciary duties, waste of corporate assets, abuse of control, unjust enrichment, usurpation of corporate opportunities and mismanagement resulting from, among other things, the Company’s reporting of allegedly false financial statements concerning the Company’s results of operations for the second, third and fourth quarters of 2000 and the first and second quarters of 2001, the Company’s alleged failure to disclose information regarding the Company’s operations and the Company’s alleged failure to implement and maintain adequate internal financial controls. The complaint seeks unspecified monetary damages and other relief. The plaintiff has commenced discovery against the defendants and some documents have been produced. However, the Company has obtained a protective order relating to certain of the discovery requests. A trial date was set for March 2003. The case has been stayed pursuant to the Bankruptcy Code. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

District of Minnesota Securities Laws Complaint

     On or about April 12, 2002, a civil complaint for violations of the federal securities laws was filed against the Company and certain of its officers and directors in the United States District Court for the District of Minnesota entitled Ahlstrom, et al. v. Clarent Corporation, et al. The plaintiffs in this action include several of the Company’s significant shareholders. Plaintiffs allege that the defendants intentionally issued false financial reports for the Company between March 2001 and August 2001 in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and similar provisions of Minnesota law. In August 2002, the Company filed an answer to the Ahlstrom complaint and asserted various affirmative defenses. The Company, in conjunction with the remaining defendants, also filed a motion to transfer venue of the action to the Northern District of California. On December 19, 2002, the court granted defendants’ motion to transfer this case to the Northern District of California. This action is currently pending in the Northern District of California and is being coordinated with the shareholder class action litigation described in Note 17. The case has been stayed pursuant to the Bankruptcy Code. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

Peak Software Shareholder Complaint

     On April 26, 2002, certain former shareholders of PEAK Software Solutions, Inc. (“PEAK”), some of whom were employees of the Company, filed a lawsuit against the Company in Colorado state court. The complaint alleges claims for common law fraud, securities fraud and breach of contract relating to the Company’s acquisition of PEAK in July 2000. The complaint does not specify the damages sought. In August 2002, the Company filed a motion to dismiss the complaint. Discovery has not commenced and no trial date has been set. The case has been stayed pursuant to the Bankruptcy Code. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

Customer Claim

     The Company received correspondence on December 3, 2001 and December 7, 2001 from Bright Oceans Corporation (HK) Limited (“Bright Oceans”) in which Bright Oceans asserted possible claims against the Company. Bright Oceans claimed that it purchased products from the Company on purchase orders subject to a right of return. Bright Oceans seeks recovery of approximately $4.6 million plus interest and expenses of approximately $238,000 as of December 7, 2001 associated with a letter of credit established by Bright Oceans for return of products purchased on one purchase order and $5,127,360 plus interest and expenses associated with a letter of credit established by Bright Oceans for return of products purchased on a second purchase order. On May 27, 2002, Bright Oceans submitted an application for arbitration to the China International Economic and Trade Arbitration Commission (“CIETAC”) related to the $4.6 million purchase order. The application demands payment by Clarent of $5.1 million in connection with the alleged right of return. CIETAC has accepted the application for arbitration. Clarent has objected to the authority of CIETAC to conduct the arbitration and has disputed the validity of documents which purport to provide for such arbitration and the right of return. In December 2002, Clarent notified CIETAC and Bright Oceans of its Chapter 11 filing. Bright Oceans subsequently submitted a proof of claim regarding the $4.6 million purchase order with the U.S. Bankruptcy Court. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

D-Link Complaints

     On December 31, 2001, D-Link Corporation (“D-Link”) filed two complaints (collectively, the “D-Link Complaints”) against the Company in California Superior Court. In the first complaint, D-Link claimed that the Company breached the OEM Sales Agreement, dated as of May 21, 2001, by and between D-Link and the Company (the “Sales Agreement”) by canceling a purchase order pursuant to which the Company had agreed to purchase products from D-Link. In the second complaint, D-Link claims that the Company breached the Purchase Agreement, dated as of March 29, 2001, by and between the Company and D-Link (the “Purchase Agreement”) pursuant to which D-Link purchased certain products from the Company and paid the Company approximately $6.1 million. D-Link claims that the Purchase Agreement provided it with the right to return the products to the Company. D-Link also claimed that the Company breached the Loan Agreement, dated as of June 30, 2001 (the “Loan Agreement”), by and among D-Link, as lender, Articula Corporation (“Articula”) as borrower, and the Company, as guarantor of the amounts due from Articula to D-Link. D-Link claims that Articula has defaulted on its obligation to repay $9.0 million. D-Link sought damages from the Company, as alleged guarantor, of $9.0 million plus interest with respect to the alleged breach of the Loan Agreement. The Company filed a cross-complaint against D-Link alleging breach of contract and breach of warranty in connection with D-Link’s sale to the Company of certain customer premise gateway products. On March 5, 2002 the court consolidated the two actions (the “D-Link Litigation”). The Company answered D-Link’s Complaints, denying all material allegations and asserting various affirmative defenses. On or about June 17, 2002, these matters were settled by the Company and D-Link and the D-Link Litigation was dismissed with prejudice (See Note 18 – “ Subsequent Events”).

NOTE 18. SUBSEQUENT EVENTS

Changes in Management

     In January 2002, the Company engaged Regent Pacific Management Corporation (“Regent Pacific”), an international firm that specializes in the recovery and restructuring of under-performing companies, and appointed Gary J. Sbona of Regent Pacific as chief executive officer. Mr. Sbona also joined the Company’s board of directors and was appointed the chairman of the board. In February 2002, the Company appointed James B. Weil of Regent Pacific as president. In May 2002, the Company appointed H. Michael Hogan III of Regent Pacific as chief financial officer and secretary. Regent Pacific commenced a series of restructuring initiatives, including continuing to reduce the Company’s worldwide workforce, and engaging a financial advisor to assist in evaluating and pursuing strategic alternatives for the Company. The agreement with Regent Pacific, as amended, has an initial non-cancelable 16-month term, with minimum compensation to Regent Pacific of approximately $7.0 million.

Nasdaq Delisting

     On January 29, 2002, the Company was notified that its securities would be delisted by Nasdaq effective January 30, 2002 as a result of (i) its failure to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, (ii) the failure of its annual report on Form 10-K for the fiscal year ended December 31, 2000 to contain audited financial statements, and (iii) public interest concerns related to the protection of investors.

Sale of Clarent Corporation Pty Ltd.

     Pursuant to the Share Sale Agreement dated February 18, 2002 and supplemented by a letter agreement dated December 12, 2002, the Company sold its wholly-owned subsidiary in Australia, Clarent Corporation Pty Ltd., to Salient Holding Company Pty Ltd. The Company received net cash proceeds and recorded a net gain on the sale of approximately $196,000.

Acquisition of Clarent Finance, LLC

     Pursuant to the Membership Interest Purchase Agreement dated March 28, 2002, the Company purchased Clarent Finance, LLC, a related party leasing company, for total cash consideration of $275,000. The Company received in return approximately $3.7 million in cash as settlement on a $5.0 million note receivable and a lease portfolio representing aggregate future undiscounted payments of $2.0 million, of which the Company had previously recorded a liability under a remarketing agreement of $1.6 million. In connection with this transaction, the Company recorded a net gain of approximately $253,000.

Reductions in Workforce and Employee Special Retention Policy

     In March 2002, the Company initiated a worldwide workforce reduction, reducing staff by approximately 200 employees, from approximately 425 employees to approximately 225 employees, resulting in a charge of approximately $2.5 million during the first quarter of 2002.

     On April 1, 2002, the Company announced an employee special retention policy (the “Retention Policy”) to enhance its ability to retain its employees during the critical period leading up to and following the Company’s financial restatement. Pursuant to this policy, employees as of February 1, 2002 who remained with the Company through January 1, 2003 or an earlier sale of the Company, decision to discontinue business operations, or termination without cause were eligible to receive retention payments aggregating approximately $3.0 million. The Company allocated funds for the payment of the retention bonuses and held them in a separate account from its general operating funds.

     From April 1, 2002 to November 30, 2002, the Company initiated additional worldwide workforce reductions, reducing staff by approximately 55 employees, from approximately 190 employees to approximately 135 employees, resulting in charges of approximately $747,000, which were paid from funds available pursuant to the Retention Policy.

     In November 2002, the Company paid out to employees retention bonuses totaling approximately $1.5 million, representing its remaining obligation pursuant to the Retention Policy.

Retention of Investment Banking Firm

     In May 2002, the Company retained SG Cowen Securities Corporation (“SG Cowen”), an investment banking firm, to provide financial advisory services, analyze the Company’s business and prospects, and to explore strategic opportunities available to Clarent, including mergers, combinations, recapitalizations, and private equity investments. The Company determined, based on SG Cowen’s preliminary evaluation and the advice of legal counsel, that a sale of substantially all of its assets would most likely maximize value.

Settlement of D-Link Complaints

     On December 31, 2001, D-Link Corporation (“D-Link”), a distributor and supplier to the Company, filed two complaints in California Superior Court in which D-Link asserted various breach of contract claims against the Company (See Note 17 – “Commitments and Contingencies”). The D-Link matter was dismissed on July 16, 2002, pursuant to the terms of the Settlement Agreement and Mutual Release dated July 12, 2002. Under the terms of the settlement, the Company was relieved of all liabilities to D-Link, including approximately $12.0 million recorded as customer advances on the accompanying balance sheet and other liabilities totaling approximately $3.4 million, in exchange for a cash payment of approximately $1.7 million, an unsecured one-year promissory note for $920,000, and the assignment of certain inventory and other assets with a book value of approximately $5.9 million. The Company recorded a net gain in 2002 of approximately $6.9 million related to this settlement.

Sale of Assets to Verso Technologies, Inc. and Chapter 11 Voluntary Reorganization

     On December 13, 2002, the Company signed a definitive agreement (the “agreement”) with Verso Technologies, Inc. (“Verso”) to sell substantially all of its business assets for approximately $9.8 million in consideration. In connection with this agreement, the Company filed for voluntary reorganization under Chapter 11 of the United States Bankruptcy Code in the Northern District of California. On February 4, 2003, the United States Bankruptcy Court approved the transaction, and the transaction closed on February 12, 2003. At closing, Verso issued three promissory notes to the Company: a $5.0 million secured note due February 13, 2004, which bears interest at 10% per annum; a $1.8 million non-interest bearing unsecured subordinated note due February 13, 2004 and a $3.0 million secured subordinated note due February 12, 2008, which bears interest at 5% per annum. The secured notes are secured by the business assets sold in the transaction.

     Pursuant to its agreement with SG Cowen, the Company is obligated to pay a transaction fee of $750,000 resulting from the closing of the transaction with Verso. The Company expects to pay this fee in full during the second quarter of 2003.

Plan of Liquidation

     On May 16, 2003, the Company filed a Liquidation Plan of Reorganization (the “Plan of Liquidation”) with the Bankruptcy Court, pursuant to which the Company’s remaining assets are intended to be distributed. Upon confirmation of the Plan of Liquidation by the Bankruptcy Court, the Company will adopt the liquidation basis of accounting.

Bankruptcy Claims

     Pursuant to the Bankruptcy Code, schedules have been filed by the Company with the Bankruptcy Court setting forth the assets and liabilities of the Company. The Company is researching differences between amounts recorded by it and claims filed by creditors and expect to resolve any remaining differences as part of the Chapter 11 case. Since all bar dates established by the Bankruptcy Court for the filing of proofs of claim against the Company have not yet expired, the ultimate number and allowed amounts of such claims are not known as a result of certain contingent claims.

     To date, several claims have been filed for which the Company has not made provisions in the accompanying financial statements, as follows:

•	shareholder and indemnification claims totaling in excess of $500.0 million arising from the pending securities lawsuits discussed in Note 17 – “Legal Matters;”

•	a claim for damages of $7.0 million for alleged product defects or failure to provide adequate support and maintenance;

•	a claim totaling approximately $1.2 million by a customer for which the basis of the claim has not been clearly stated;

•	a claim for approximately $380,000 from the purchaser of Clarent Corporation Pty. Ltd, the Company’s former Australian subsidiary, relating to purported indemnity obligations of the Company relating to certain liabilities of the subsidiary.

     The Company believes it has meritorious defenses against these claims; however, the ultimate outcome of these matters cannot presently be determined.

CLARENT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par values)

	September 30,	December 31,
	2002	2001

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,061	$29,804
Short-term investments	3,450	10,584
Restricted cash and short-term investments	—	10,000
Accounts receivable, net of allowance for doubtful accounts of $225 at 2002 and $1,483 at 2001	4,086	10,513
Inventories	5,904	9,939
Prepaid expenses and other current assets	4,926	3,440

Total current assets	29,427	74,280
Investments	250	6,530
Property and equipment, net	2,575	4,089
Other assets	2,792	5,999
Note receivable from a leasing company	—	5,000

Total assets	$35,044	$95,898

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Note payable	$920	$—
Accounts payable	2,871	6,150
Deferred revenue	2,443	6,825
Accrued liabilities	5,913	15,606
Customer advances	6,601	20,967
Restructuring and merger related accrual	6,495	7,607

Total current liabilities	25,243	57,155
Restructuring accrual – long term	39,570	44,778

Total liabilities	64,813	102,933
Commitments and contingencies
Stockholders’ deficit:
Preferred Stock, $0.001 par value: 5,000 shares authorized; none issued and outstanding (including Series A Junior Participating Preferred Stock, $0.001 par value: 2,000 shares authorized; none issued and outstanding)	—	—
Common stock, $0.001 par value: 200,000 shares authorized; 41,012 issued and outstanding at 2002 and 2001	582,709	583,272
Deferred compensation	(133)	(1,186)
Accumulated other comprehensive loss	16	(183)
Accumulated deficit	(612,361)	(587,938)

Total stockholders’ deficit	(29,769)	(6,035)

Total liabilities and stockholders’ deficit	$35,044	$95,898

See accompanying notes to condensed consolidated financial statements.

CLARENT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,

	2002	2001

Net revenue:
Product and software	$21,227	$45,025
Service	3,082	12,331

Total net revenue	24,309	57,356
Cost of revenue:
Product and software	6,011	85,032
Service	2,147	11,725

Total cost of revenue	8,158	96,757

Gross profit (loss)	16,151	(39,401)
Operating expenses:
Research and development	11,558	45,992
Sales and marketing	10,723	67,507
General and administrative	21,336	20,214
Amortization of deferred compensation and other compensation charges	488	6,037
Amortization of goodwill and other intangibles	—	27,324
Impairment of intangibles and equity investments	380	106,699
Impairment of property and equipment	—	40,518
Restructuring and merger related costs	3,443	50,150

Total operating expenses	47,928	364,441

Loss from operations	(31,777)	(403,842)
Other income (expense), net	7,394	(7,805)
Interest income, net	32	6,215

Loss before provision for income taxes	(24,351)	(405,432)
Provision for income taxes	(72)	(730)

Net loss	$(24,423)	$(406,162)

See accompanying notes to condensed consolidated financial statements.

CLARENT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,

	2002	2001

Operating activities:
Net loss	$(24,423)	$(406,162)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,505	15,678
Impairment of property and equipment	—	40,518
Amortization of deferred compensation and other stock compensation charges	488	6,037
Loss on property and equipment disposal	—	314
Amortization of goodwill and other intangibles	—	29,403
Impairment of goodwill and other intangibles	—	99,149
Impairment and write off of investments	6,280	8,880
Changes in operating assets and liabilities, net of effect of acquired businesses:
Accounts receivable	6,427	12,336
Inventories	4,035	6,276
Prepaid expenses and other current assets	(1,486)	1,145
Other assets	3,207	(310)
Accounts payable and accrued liabilities	(10,497)	(8,429)
Deferred revenue	(4,382)	(4,459)
Customer advances	(14,366)	18,341
Restructuring and merger related accrual	(6,320)	42,096

Net cash used in operating activities	(39,532)	(139,187)

Investing activities:
Restricted cash	10,000	(10,000)
Sales and maturities of short-term investments, net	7,134	65,037
Sales and maturities of long-term investments, net	—	(41)
Payment from (loan to) related party leasing company	3,445	(5,000)
Purchases of property and equipment	(290)	(31,997)
Proceeds from sales of property and equipment	301	—
Proceeds from sale of subsidiary	199	—

Net cash provided by investing activities	20,789	17,999

Financing activities:
Proceeds from line of credit, net of repayments	—	9,950
Net proceeds from issuance of common stock	—	2,007

Net cash provided by financing activities	—	11,957

Effect of exchange rate changes on cash and cash equivalents	—	(79)

Net decrease in cash and cash equivalents	(18,743)	(109,310)
Cash and cash equivalents, beginning of period	29,804	185,627

Cash and cash equivalents, end of period	$11,061	$76,317

Supplemental disclosure of non-cash activities:
Settlement of liability in exchange for note payable	$920	$—

Settlement of loan guarantees in exchange for lease portfolio	$1,555	$—

Reversal of deferred stock compensation related to stock option cancellations	$565	$—

Conversion of promissory notes into strategic investments	$—	$1,250

See accompanying notes to condensed consolidated financial statements.

CLARENT CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BUSINESS AND BASIS OF PRESENTATION

Description of Business

     Clarent Corporation (the “Company” or “Clarent”) is a provider of software-based communications solutions that are designed to take advantage of the flexibility and universal reach of Internet Protocol (IP) communications networks, the most prominent of which is the public network known as the Internet. Clarent’s historical customers have included telecommunications service providers and enterprises in over 80 countries throughout the globe.

     As disclosed in the accompanying footnotes and prior filings with the Securities Exchange Commission (“SEC”), the Company underwent several significant events during 2001 and 2002 that, combined with the adverse conditions impacting the telecommunications industry, had a material adverse impact on the Company’s financial position and operating results.

     As discussed in Note 16 – “Subsequent Events,” on December 13, 2002, the Company filed for voluntary reorganization under Chapter 11 of the United States Bankruptcy Code (the “Chapter 11 filing”) in connection with of the agreement to sell substantially all of its business assets to Verso Technologies, Inc. (“Verso”).

Impact of Prior Restatement of Financial Statements and Overall Decline in Business Conditions

     Throughout 2002, the Company experienced a significant decline in revenue as a result of the decline in the demand for telecommunications equipment and the effect of the restatement of the Company’s 2001 financial statements, as more fully described in the Company’s audited consolidated financial statements and related notes as of December 31, 2001 and for the year then ended. Demand for its products was depressed through 2002, resulting in widening losses and negative cash flow from operations. In addition, during 2002, the Company continued to incur substantial expenses in connection with the restatement of its 2001 financial statements and related litigation matters. The Company recorded additional losses in the form of restructuring in the first quarter of 2002, related primarily to employee separation and facilities closure costs that resulted from an over-expansion of its operating capacity and operating expenses, as well as from the overall downturn in the telecommunications industry.

Changes in Management

     In January 2002, the Company engaged Regent Pacific Management Corporation (“Regent Pacific”), an international firm that specializes in the recovery and restructuring of under-performing companies, and appointed Gary J. Sbona of Regent Pacific as chief executive officer. Mr. Sbona also joined the Company’s board of directors and was appointed the chairman of the board. In February 2002, the Company appointed James B. Weil of Regent Pacific as president. In May 2002, the Company appointed H. Michael Hogan III of Regent Pacific as chief financial officer and secretary. Regent Pacific commenced a series of restructuring initiatives, including continuing to reduce the Company’s worldwide workforce, and engaging a financial advisor to assist in evaluating and pursuing strategic alternatives for the Company.

Nasdaq Delisting

     On January 29, 2002, the Company was notified that its securities would be delisted by Nasdaq effective January 30, 2002 as a result of (i) its failure to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, (ii) the failure of its annual report on Form 10-K for the fiscal year ended December 31, 2000 to contain audited financial statements because its auditor, Ernst & Young LLP, informed the Company that its financial statements for the year ended December 31, 2000 should no longer be relied upon as a result of the matters which gave rise to the need for a special investigation, and for which the investigation and resulting restated financial statements were not complete, rendering the Company’s financial statements unaudited at that time, and (iii) public interest concerns related to the protection of investors. On May 8, 2002, the Company filed amendments to prior SEC filings in connection with a restatement of its financial statements for the year ended December 31, 2000 and the quarters ended March 31,

2000, June 30, 2000, September 30, 2000, March 31, 2001 and June 30, 2001. The Company remains delinquent in filing its Annual Reports Form on 10-K for the years ended December 31, 2001 and 2002 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

Retention of Investment Banking Firm

     In May 2002, the Company retained SG Cowen Securities Corporation (“SG Cowen”), an investment banking firm, to provide financial advisory services, analyze the Company’s business and prospects, and to explore strategic opportunities available to Clarent, including mergers, combinations, recapitalizations, and private equity investments. The Company determined, based on SG Cowen’s preliminary evaluation and the advice of legal counsel, that a sale of substantially all of its assets would most likely maximize value.

Going Concern

     As discussed in Note 16 — “Subsequent Events,”on December 13, 2002, the Company filed for voluntary reorganization under Chapter 11 of the United States Bankruptcy Code (the “Chapter 11 filing”) in connection with the sale of substantially all of its business assets to Verso. The accompanying financial statements have been prepared on the basis that, as of September 30, 2002, the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. Without consideration of any effects that the Chapter 11 filing and related sale to Verso had on the Company’s liquidity and capital resources, there is no assurance that management would have been successful in its ability to continue the business as a going concern. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that could have resulted had the sale to Verso not been completed.

Basis of Presentation

     The accompanying unaudited condensed consolidated financial statements of the Company as of September 30, 2002 and for the three and nine months ended September 30, 2002 have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, the condensed consolidated financial statements include all adjustments that management considers necessary for a fair presentation of the results of operations for the interim periods shown. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period. The balance sheet at December 31, 2001 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related notes as of December 31, 2001 and for the year then ended.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to allowance for doubtful accounts, inventories, investments, deferred tax assets, intangible assets, income taxes, warranty obligations, restructuring, and contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Reclassifications

     Certain prior year amounts have been reclassified to conform to current period presentation.

NOTE 2. CUSTOMER CONCENTRATION

     The Company operates in one industry segment, providing hardware and software products to companies primarily in the domestic and international telecommunications market. Approximately 43% of the accounts receivable at September 30, 2002 were from the

Europe, Middle East and Africa region, 45% from the Americas and 12% from the Asia-Pacific region. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Reserves are maintained for potential credit losses.

     A limited number of customers have historically accounted for a substantial portion of the Company’s revenue. No single customer accounted for more than 10% of net revenue for the nine months ended September 30, 2002. One customer accounted for 17% of net revenue for the nine months ended September 30, 2001.

NOTE 3. INVENTORIES

     Inventories are stated at the lower of cost or market on a first-in, first-out basis and consist of the following (in thousands):

	September 30,	December 31,
	2002	2001

Raw materials	$5,630	$7,942
Work-in-process	106	—
Finished goods	168	1,997

	$5,904	$9,939

NOTE 4. INVESTMENTS

     The Company historically has invested in equity instruments of privately held companies for the promotion of business and strategic objectives. The Company has also invested in a venture capital management fund. Through September 30, 2002, the Company had invested $7.5 million in a venture capital management fund, which had a net book value at December 31, 2001 of approximately $5.9 million. The Company was committed to investing an additional $7.5 million in the venture capital management fund through 2007. During 2002, the Company assigned its interest in and the related commitment to the venture capital management fund to a related third party as part of a settlement agreement. (See Note 9 — “Other Income (Expense)” and Note 10 – “Related Party Transactions”).

     The Company recorded impairment losses on strategic investments of $380,000 during the nine months ended September 30, 2002, resulting in a net book value of $250,000. The losses represent the write-down of the Company’s carrying amount of these investments and were determined by considering, among other factors, the inability of the investees to obtain additional private financing, the suspension of one investee’s current operations, and the uncertain financial condition of the investees and the market in which they operate. As such, the Company believes the changes in the current market environment and decrease in the valuations of these companies are other than temporary, and it has written down the carrying value accordingly. The Company recorded impairment losses on strategic investments of $8.9 million during the three months ended September 30, 2001.

NOTE 5. IMPAIRMENT OF GOODWILL, INTANGIBLES AND PROPERTY AND EQUIPMENT

     The Company has evaluated the carrying value of certain long-lived assets and acquired intangibles, consisting primarily of goodwill and tangible fixed assets, recorded on its balance sheet at December 31, 2001. Pursuant to accounting rules, the majority of goodwill is recorded based on stock prices at the time acquisition agreements are executed and announced. Goodwill and intangible assets are generally evaluated on an individual acquisition, market, or product basis whenever events or changes in circumstances indicate that such assets are impaired or the estimated useful lives are no longer appropriate. Periodically, the Company reviews its goodwill and other intangible assets for impairment based on estimated future undiscounted cash flows attributable to the assets in accordance with SFAS No. 121. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values based on the expected discounted future cash flows attributable to the assets.

     The Company has evaluated the carrying value of certain long-lived assets and acquired intangibles, consisting primarily of goodwill and tangible fixed assets, recorded on its balance sheet at December 31, 2001. Pursuant to accounting rules, the majority of goodwill is recorded based on stock prices at the time acquisition agreements are executed and announced. Goodwill and intangible assets are generally evaluated on an individual acquisition, market, or product basis whenever events or changes in circumstances indicate that such assets are impaired or the estimated useful lives are no longer appropriate. Periodically, the Company reviews its goodwill and other intangible assets for impairment based on estimated future undiscounted cash flows attributable to the assets in accordance with SFAS No. 121. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values based on the expected discounted future cash flows attributable to the assets.

     During the third quarter of 2001, the Company determined that due to the continuing downturn of the telecommunications market as well as the activities giving rise to, and the impact of, the restatement on the Company’s business, the carrying amounts of certain assets might be impaired. The Company then determined that the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

     During third quarter of 2001, the Company recorded an impairment charge against the goodwill and intangibles associated with its business acquisitions of PEAK Software Solutions, Inc. and ACT Networks, Inc. (“ACT”), acquired in 2000, due to circumstances described above. The Company calculated the impairment charge by comparing the expected discounted future cash flows to the carrying amount of the related intangible assets with some weighting attributed to a market based approach. The values assigned by the Company to the assets resulting from the impairment analysis were based upon established valuation techniques provided by an independent firm. The cash flow periods used were over 4.25 years including annual growth rates of 10% to 25%, a discount rate of 27% and a terminal value based upon a sales market multiple of 1.2. The assumptions supporting the estimated future cash flows, including the discount rate and estimated terminal values reflect management’s best estimates. The discount rate was based upon the Company’s weighted average cost of capital as adjusted for the risks associated with its operations. This resulted in a $99.1 million write-down of goodwill and other intangible assets and a $40.5 million write-down of property and equipment for the nine months ended September 30, 2001

     There were no such impairment charges recorded during the nine months ended September 30, 2002.

NOTE 6. CUSTOMER ADVANCES

     As of December 31, 2001, the Company had received funds totaling $20.9 million from certain customers in the Asia-Pacific region. These payments were recorded as customer advances. The Company now believes that these funds may be subject to refund, because (i) the Company is aware of a purported return right with respect to certain products, (ii) the customer has not accepted possession of certain products or (iii) the funds may be subject to the payment of a guaranty obligation purportedly entered into by the Company for a loan to a customer, which the Company believes was used to purchase the Company’s products.

     During 2002, the Company entered into settlement agreements with two of these customers, resulting in a reduction in the customer advances balance of approximately $6.6 million. Pursuant to these settlement agreements, the Company recognized a gain of approximately $6.9 million, which is included in other income, recorded a credit to cost of sales of approximately $2.7 million, made cash payments of approximately $1.7 million, issued a note payable for $920,000, assigned certain other assets with a book value of approximately $5.9 million, and shipped inventory with an approximate cost of $600,000.

NOTE 7. RESTRUCTURING AND MERGER RELATED ACCRUALS

     During 2001, the Company announced a restructuring program resulting in total restructuring charges of approximately $64.0 million, resulting in part from the significant slowdown in the overall telecommunications market, as well as the Company’s plan to align its cost structure with anticipated revenues. During the first quarter of 2002, the Company incurred charges of approximately $3.4 million related to an additional restructuring program, including a worldwide workforce reduction of approximately 200 employees and additional facilities closures. At September 30, 2002, approximately $2.2 million in accruals related to the acquisition of ACT acquisition remained. These accruals include costs of exiting non-cancelable operating leases for the Calabasas, California manufacturing facility.

     The following table summarizes the activity related to the restructuring and merger related accruals for 2002 (in thousands):

	Facility		Other Employee
	Closure	Severance	Termination
	Related Costs	Costs	Costs	Total

Restructuring and merger related accruals:
Balance at December 31, 2001	$51,949	$369	$67	$52,385
Accrued and expensed	989	2,454	—	3,443
Charged against accrual	(6,873)	(2,823)	(67)	(9,763)

Balance at September 30, 2002	$46,065	$—	$—	$46,065

Short-term portion of restructuring accrual	6,495	—	—	6,495
Long-term portion of restructuring accrual	39,570	—	—	39,570

Total restructuring accrual	$46,065	$—	$—	$46,065

NOTE 8. EMPLOYEE SPECIAL RETENTION POLICY

     On April 1, 2002, the Company announced an employee special retention policy (the “Retention Policy”) to enhance its ability to retain its employees during the critical period leading up to and following the Company’s financial restatement. Pursuant to this policy, employees as of February 1, 2002 who remained with the Company through January 1, 2003 or an earlier sale of the Company, decision to discontinue business in the ordinary course, or termination without cause were eligible to receive retention payments aggregating approximately $3.0 million. The Company allocated funds for the payment of the retention bonuses and held them in a separate account from its general operating funds. From April 1, 2002 to September 30, 2002, approximately $430,000 had been paid to employees out of this fund pursuant to employee terminations. At September 30, 2002, the Company has accrued approximately $996,000 on the accompanying condensed consolidated balance sheet, representing the pro-rata portion of remaining amounts to be paid pursuant to the Retention Policy.

NOTE 9. OTHER INCOME (EXPENSE)

     The following table details the components of other income (expense), net as reported in the condensed consolidated statements of operations (in thousands):

	Nine Months Ended
	September 30,

	2002	2001

Loan impairment and other write-offs, Asia Pacific	$—	$(9,525)
Loss on disposal of property and equipment	—	(314)
Foreign currency gains (losses), net	68	680
Gain on sale of Clarent Corporation Pty Ltd.	196	—
Gain on settlement of D-Link liabilities	6,876	—
Gain on purchase of Clarent Finance LLC	254	—
Gain on sale of strategic investment	—	1,354

	$7,394	$(7,805)

Sale of Clarent Corporation Pty Ltd.

     Pursuant to the Share Sale Agreement dated February 18, 2002 and supplemented by a letter agreement amended December 12, 2002, the Company sold its wholly-owned subsidiary in Australia, Clarent Corporation Pty Ltd., to Salient Holding Company Pty Ltd. The Company received net cash proceeds and recorded a net gain on the sale of approximately $196,000.

Settlement of D-Link Liabilities

     On December 31, 2001, D-Link Corporation (“D-Link”), a distributor and supplier to the Company, filed two complaints in California Superior Court in which D-Link asserted various breach of contract claims against the Company (See Note 12 – “Commitments”). The D-Link matter was dismissed on July 16, 2002, pursuant to the terms of the Settlement Agreement and Mutual Release dated July 12, 2002. Under the terms of the settlement, the Company was relieved of all liabilities to D-Link, including approximately $12.0 million previously recorded as customer advances in the condensed consolidated balance sheet as of December 31, 2001 and other liabilities totaling approximately $3.4 million, in exchange for a cash payment of approximately $1.7 million, an unsecured one-year promissory note for $920,000, and the assignment of certain inventory and other assets with a book value of approximately $5.9 million. The Company recorded a net gain in 2002 of approximately $6.9 million related to this settlement.

Purchase of Clarent Finance LLC

     Pursuant to the Membership Interest Purchase Agreement dated March 28, 2002, the Company purchased Clarent Finance, LLC (“Clarent Finance”), a related party leasing company, for total cash consideration of $275,000. The Company received in return approximately $3.7 million in cash as settlement on a $5.0 million note receivable and a lease portfolio representing aggregate future undiscounted payments of $2.0 million, of which the Company had previously recorded a liability under a remarketing agreement of $1.6 million. In connection with this transaction, the Company recorded a net gain of approximately $254,000.

Loan Impairment and Other Write-Offs Related to Asia Pacific Operations

     During the nine months ended September 30, 2001, the Company wrote off approximately $9.5 million related to certain investments and loans made to related party strategic partners and other unauthorized advances made to personnel in the Asia Pacific region, which the Company deemed unrecoverable.

Gain on Sale of Strategic Investment

     During the nine months ended September 30, 2001, the Company completed the sale of a strategic equity investment with a book value of approximately $3.0 million for cash proceeds of approximately $4.4 million, resulting in a net gain of approximately $1.4 million.

NOTE 10. RELATED PARTY TRANSACTIONS

Transactions with Management and Others

     In April 2000, AginfoLink USA, Inc. (“AginfoLink”) borrowed $250,000, pursuant to a promissory note, from Matthew Chiang, in his individual capacity, who was a non-officer employee of the Company at the time. Mr. Chiang served as President of the Company’s Asia-Pacific regional office from January 2001 to September 2001. The Company believes that William Pape, a former director of the Company, holds a minority equity interest in AginfoLink and serves on the board of directors of AginfoLink. In the promissory note, AginfoLink agreed to repay the loan principal, as well as accrued and unpaid interest, on May 31, 2000. The Company wrote this note off as uncollectible during 2001.

Note Receivable from a Leasing Company

     In January 2001, the Company advanced $5.0 million to Clarent Finance, for a six-year, eleven percent junior subordinated debenture (the “Note”). The interest was due by November 30, 2008. The principal was repayable in 16 equal quarterly payments of $312,500 each, commencing January 2005, and was due in full by November 30, 2008. As described in Note 9 – “Other Income (Expense)”, the Company purchased Clarent Finance during 2002.

Transactions Related to Asia-Pacific Region

     The Company entered into various transactions with entities that, as a result of the investigation, the Company now believes are controlled by Matthew Chiang or members of his immediate family. Mr. Chiang was employed by the Company as a Marketing Director of the Asia-Pacific region from July 1997 to June 1999, a Director, Product and Market Strategy from July 1999 to December 2000 and the Company’s Vice President and General Manager of the Asia Pacific region. He served as the President of the Company’s Asia-Pacific regional office from January 2001 to September 2001. The entities believed to be controlled by Mr. Chiang or members of his immediate family are Great Mincom Products Corporation (which the Company believes is also known as Great Mincom Communications Corporation and collectively, “Great Mincom”) and Articula Corporation (“Articula”). The Company believes that Mr. Chiang may have had a direct or indirect material interest in each of the transactions between the Company, Great Mincom and Articula. The Company believes that Jerry Chang, who was a director of the Company from July 1996 to September 2001, the Company’s President from July 1996 to April 2001, Chief Executive Officer from July 1996 to July 2001 and Chief Strategist from July 2001 to September 2001, may have an indirect financial interest in Articula.

     In December 2000 and March 2001, transfers of Company funds of $6.0 million and $7.0 million, respectively, were made to Great Mincom, with the funds intended for use as bid deposits in connection with certain proposed transactions in the Asia Pacific region (the “Bid Deposits”). In June 2001, the Company and Great Mincom entered into a Confirmation Agreement pursuant to which Great Mincom agreed to return the funds advanced as Bid Deposits to the Company by December 31, 2001, unless Great Mincom secured contracts for the proposed transactions relating to the Bid Deposits, in which case Great Mincom agreed to return the funds advanced as Bid Deposits after completion of the transactions. As a result of the investigation, the Company now believes that the funds advanced as Bid Deposits were not used for their intended purpose and are not recoverable.

     From April to July 2001, an additional $43.0 million was transferred by the Asia-Pacific regional office to Great Mincom and Articula in violation of the Company’s financial control procedures. After transfer of these funds, the Company received promissory notes in exchange for the cash. These promissory notes are: a promissory note from Articula in the amount of $3.0 million (bearing interest of 4.15% per annum from May 3, 2001); a promissory note from Great Mincom in the amount of $2.4 million (bearing interest of 4.15% per annum from May 21, 2001); and a convertible promissory note from Articula and Great Mincom in the amount of $37.6 million (bearing interest of 5.0% per annum from July 25, 2001 and due in January 2002). At the same time as the execution of the $37.6 million convertible promissory note, the Company entered into a Strategic Partner Agreement with Articula and Great Mincom as of July 25, 2001, pursuant to which Articula and Great Mincom, among other things, agreed to provide sales and marketing support to the Company and to use the Company as their exclusive supplier of VoIP products.

     An aggregate of $3.0 million of the funds transferred to Articula and Great Mincom by the Company’s Asia-Pacific regional office was intended for use as partial payment for the Company’s obligations under: a Joint Marketing Agreement dated as of April 4, 2001 between the Company and Articula pursuant to which the Company agreed to pay Articula $3.0 million; and a Consulting Services Agreement dated as of May 10, 2001 between the Company and Great Mincom pursuant to which the Company agreed to pay Great Mincom $1.1 million. In connection with the Consulting Services Agreement, Great Mincom agreed to assist the Company with the development of channel partner relationships for network design and system integration.

     Principal of approximately $43.0 million plus accrued interest is outstanding under the various promissory notes as of September 30, 2002. As a result of the investigation and restatement, the Company has determined that a significant portion of the funds related to the $43.0 million, as well as the $13.0 million in Bid Deposits mentioned above and the $11.0 million from the guaranty noted below, may have been used by third parties to purchase the Company’s products from the Company’s customers. As a result, the Company reversed all revenue associated with the product’s original sale and expensed the associated inventory in the same period that the revenue was originally recognized, because it is not believed to be recoverable. For accounting purposes only, the Company recorded any payment associated with the reversed revenue transactions as a reduction in the notes receivable balances. Remaining notes receivable balances of approximately $8.2 million were provided for by charges to other expense during the third quarter of 2001 due to the doubtful probability of collection. Although accounted for as described above the notes remain outstanding and unpaid. The Company reserves its rights to pursue collection of the entire principal balance plus accrued interest for each of the loans and the Bid Deposit amounts, in addition to other remedies or actions available to the Company.

     D-Link Corporation (“D-Link”), a distributor and supplier to the Company, claimed that on July 3, 2001 the Company executed a guaranty of Articula’s repayment of an $11.0 million loan from D-Link to Articula. The purported guaranty was not reported to the appropriate personnel in the Company by the executive who signed the guaranty in violation of the Company’s procedures. The Company believes that Articula had repaid $2.0 million of the amount purportedly guaranteed by the Company. The Company had recorded a liability of $9.0 million (in customer advances) in its December 31, 2001 financials as a result of this purported guaranty. As described in Note 9 – “Other Income (Expense),” the Company settled all outstanding liabilities to D-Link during 2002.

     During May through July 2001, Mr. Chiang, the President of the Company’s Asia-Pacific regional office, received from the Company cash advances or effected loans in violation of the Company’s policies in the amount of approximately $1.1 million, all of which is outstanding, but fully reserved for, as of December 31, 2001. Mr. Chiang also effected loans and investments from the Asia-Pacific regional office in violation of the Company’s financial control policies, in the amount of approximately $0.7 million, some of which directly or indirectly benefited Mr. Chiang. These transactions were not reported to the appropriate personnel in the Company and the amounts remain outstanding, but fully reserved for, as of December 31, 2001. The Company believes that these loans and investments resulted in payments of Company funds to customers who used Company funds for the purchase of Company products. The Company has reversed all revenue associated with the original recording of revenue of such products and expensed the associated inventory in the same period that the revenue was originally recognized.

Indebtedness of Management

     As described in “Transactions Related to Asia-Pacific Region,” Mr. Chiang, a former executive of the Company, and certain entities affiliated with Mr. Chiang are currently indebted to the Company.

Appointment of Chief Executive Officer and Regent Pacific Management Corporation

     As previously discussed in Note 1 – “Business and Basis of Presentation,” in January 2002, Mr. Gary J. Sbona was appointed as the Company’s Chairman of the Board and Chief Executive Officer. In connection with this appointment, the Company entered into a Retainer Agreement with Regent Pacific, a management firm of which Mr. Sbona is the Chairman and Chief Executive Officer. The agreement, as amended, has an initial non-cancelable 16-month term, with minimum compensation to Regent Pacific of approximately $7.0 million. As of September 30, 2002, the Company had paid to approximately $4.3 million in cash payments to Regent Pacific under this agreement.

Compensation to Board Member for Services

     During the nine months ended September 30, 2002, the Company paid approximately $100,000 to Mark J. Hattendorf, a member of the Board of Directors and Audit Committee Chairman, in connection with services he provided to the Board.

NOTE 11. DEBT

Line of Credit

     In June 2001, the Company obtained a $10.0 million line of credit with a financial institution to provide working capital for the Company. The entire balance had been borrowed during 2001 but was paid in full at December 31, 2001. Under the terms of this arrangement, the Company was to required maintain a restricted cash balance of $10.0 million to secure the line of credit. The line of credit expired on June 30, 2002, at which time there were no outstanding borrowings.

Note Payable

     Pursuant to the terms of a settlement agreement with D-Link (See Note 9 – “Other Income (Expense)”), the Company issued a note payable for $920,000. The note bears interest at the LIBOR rate (1.73% at September 30, 2002) and is payable in full, including accrued interest, on July 12, 2003.

NOTE 12. COMMITMENTS

     At September 30, 2002, the Company had operating lease commitments, net of estimated sublease income, of approximately $52.6 million due and payable through 2011. At September 30, 2002, the Company had approximately $46.0 million accrued as part of its restructuring and merger accruals related to these commitments. Pursuant to the Company’s Chapter 11 filing (See Note 16 – “Subsequent Events”), the Company’s total liability under its various lease commitments are expected to be substantially reduced based on the maximum claims allowable under the Bankruptcy Code.

     As previously discussed in Note 1 – “Business and Basis of Presentation,” and Note 10 – “Related Party Transactions,” in January 2002, the Company entered into an agreement with Regent Pacific to provide management services to the Company. As of September 30, 2002, the Company had remaining minimum obligations to Regent Pacific of approximately $2.7 million under the initial 16-month term.

NOTE 13. INCOME TAXES

     The provision for income taxes differs from the amount computed by applying the statutory federal income tax to income before taxes. The sources and tax effects of the differences are attributed primarily to losses not benefited and foreign taxes.

NOTE 14. COMPREHENSIVE LOSS

Total comprehensive loss, net of related taxes, is as follows (in thousands):

	Nine Months Ended

	September 30,

	2002	2001

Net loss	$(24,423)	$(406,162)
Other comprehensive income (loss):
Unrealized gain (loss) on securities, net	6	9
Foreign currency translation adjustment	195	(544)

Comprehensive loss	$(24,222)	$(406,697)

NOTE 15. LEGAL MATTERS

     From time to time, the Company may be subject to claims, which arise in the normal course of business. Depending on the amount and timing, an unfavorable resolution of a matter could materially affect the Company’s future results of operations or cash flows in a particular period.

Public Offering Litigation

     Beginning in July 2001, the Company and certain of its former officers and directors were named as defendants in several class action shareholder complaints filed in the United States District Court for the Southern District of New York (the “Court”), collectively captioned In re Clarent Corp. Initial Public Offering Securities Litigation. These lawsuits purport to bring suit on behalf of all purchasers of the Company’s common stock between July 1, 1999 and December 6, 2000. In these actions, the plaintiffs allege that the Company, certain of its former officers and directors and the underwriters of its initial public offering (“IPO”) violated the federal securities laws because the Company’s IPO registration statement and prospectus purportedly contained untrue statements of material fact or omitted material facts regarding the compensation to be received by, and the stock allocation practices of, the IPO underwriters. The plaintiffs further allege that the prospectus relating to the Company’s secondary offering was false and misleading for the same reasons. The plaintiffs seek unspecified monetary damages and other relief. Similar complaints were filed in the same Court against hundreds of other public companies (the “Issuers”) that conducted IPOs of their common stock since the late 1990s (the “IPO Lawsuits”). On August 8, 2001, the IPO Lawsuits were consolidated for pretrial purposes before United States Judge Shira Scheindlin of the Southern District of New York. Judge Scheindlin held an initial case management conference on September 7, 2001, at which time she ordered, among other things, that the time for all defendants to respond to any complaint be postponed until further order of the Court. Thus, the Company has not been required to answer any of the complaints, and no discovery has been served on the Company. In accordance with Judge Scheindlin’s orders at further status conferences in March and April 2002, the appointed lead plaintiffs’ counsel filed amended, consolidated complaints in the IPO Lawsuits on April 19, 2002.

     On July 15, 2002, the Company joined in a global motion to dismiss the IPO Lawsuits filed by all of the Issuers and other named defendants. On October 9, 2002, the Court entered an order dismissing all but one of the Company’s named officers and directors from the IPO Lawsuits without prejudice, pursuant to an agreement tolling the statute of limitations with respect to these officers and directors until September 30, 2002.

     The Company filed a Notice of Bankruptcy in this matter in mid-December 2002 (See Note 16 — “Subsequent Events”). The case has been stayed as to the Company pursuant to the Bankruptcy Code. In February 2003, the Court issued a decision denying the motion to dismiss the claims against the Company and many of the other Issuers. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

Northern District of California Securities Law Class Action Complaints

     In September and October 2001, a series of securities law class action complaints were filed in the United States District Court for the Northern District of California against the Company and certain of its former executive officers and directors. The plaintiffs in each of these actions allege, among other things, violations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), due to the filing with the SEC of allegedly false financial statements concerning the Company’s results of operations for the second, third and fourth quarters of 2000, and the first and second quarters of 2001. The original complaints seek unspecified monetary damages and other relief. In November 2001, the court entered an order consolidating these actions into a single action, and in December 2001 appointed a lead class plaintiff. The plaintiff filed a First Amended and Consolidated Complaint in June 2002 asserting claims for securities fraud under Sections 10(b) and 20(a) of the Exchange Act against the Company and certain of its former executive officers and directors. Discovery has commenced and some documents have been produced. In November 2002, the plaintiffs dismissed two former officers and directors of the Company from the litigation without prejudice. The case has been stayed pursuant to the Bankruptcy Code. After motions to dismiss filed by certain officers were granted in part, the plaintiff filed a Second Amended Complaint on January 24, 2003. No trial date has been set. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

Delaware Shareholder Derivative Actions

     In October and November 2001, three shareholder derivative actions were filed in the Delaware Chancery Court against various of the Company’s former officers and directors. The plaintiffs in these actions claim to be suing on the Company’s behalf. The complaints assert several claims, including unjust enrichment, breach of fiduciary duties, corporate waste and mismanagement, resulting from, among other things, the Company’s reporting of allegedly false financial statements concerning the Company’s results of operations for the second, third and fourth quarters of 2000 and the first and second quarters of 2001, the Company’s alleged failure to disclose information regarding the Company’s operations and the Company’s alleged failure to implement and maintain adequate internal financial controls. The complaints seek unspecified monetary damages and other relief. In November 2001, the three actions were consolidated into a single action. In December 2002, the Company has filed a motion to dismiss this case. The case has been stayed pursuant to the Bankruptcy Code. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

California Shareholder Derivative Action

     On November 2, 2001, a shareholder derivative action was filed in the California Superior Court against various of the Company’s former officers and directors. The plaintiffs in this action claim to be suing on the Company’s behalf. The complaint asserts several claims, including intentional and negligent breach of fiduciary duties, waste of corporate assets, abuse of control, unjust enrichment, usurpation of corporate opportunities and mismanagement resulting from, among other things, the Company’s reporting of allegedly false financial statements concerning the Company’s results of operations for the second, third and fourth quarters of 2000 and the first and second quarters of 2001, the Company’s alleged failure to disclose information regarding the Company’s operations and the Company’s alleged failure to implement and maintain adequate internal financial controls. The complaint seeks unspecified monetary damages and other relief. The plaintiff has commenced discovery against the defendants and some documents have been produced. However, the Company has obtained a protective order relating to certain of the discovery requests. A trial date was set for March 2003. The case has been stayed pursuant to the Bankruptcy Code. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

District of Minnesota Securities Laws Complaint

     On or about April 12, 2002, a civil complaint for violations of the federal securities laws was filed against the Company and certain of its officers and directors in the United States District Court for the District of Minnesota entitled Ahlstrom, et al. v. Clarent Corporation, et al. The plaintiffs in this action include several of the Company’s significant shareholders. Plaintiffs allege that the defendants intentionally issued false financial reports for the Company between March 2001 and August 2001 in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and similar provisions of Minnesota law. In August 2002, the Company filed an answer to the Ahlstrom complaint and asserted various affirmative defenses. The Company, in conjunction with the remaining defendants, also filed a motion to transfer venue of the action to the Northern District of California. On December 19, 2002, the court granted defendants’ motion to transfer this case to the Northern District of California. This action is currently pending in the Northern District of California and is being coordinated with the shareholder class action litigation described in Note 17. The case has been stayed pursuant to the Bankruptcy Code. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

Peak Software Shareholder Complaint

     On April 26, 2002, certain former shareholders of PEAK Software Solutions, Inc. (“PEAK”), some of who were employees of the Company, filed a lawsuit against the Company in Colorado state court. The complaint alleges claims for common law fraud, securities fraud and breach of contract relating to the Company’s acquisition of PEAK in July 2000. The complaint does not specify the damages sought. In August 2002, the Company filed a motion to dismiss the complaint. Discovery has not commenced and no trial date has been set. The case has been stayed pursuant to the Bankruptcy Code. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

Customer Claim

The Company received correspondence on December 3, 2001 and December 7, 2001 from Bright Oceans Corporation (HK) Limited (“Bright Oceans”) in which Bright Oceans asserted possible claims against the Company. Bright Oceans claimed that it purchased products from the Company on purchase orders subject to a right of return. Bright Oceans seeks recovery of approximately $4.6 million plus interest and expenses of approximately $238,000 as of December 7, 2001 associated with a letter of credit established by Bright Oceans for return of products purchased on one purchase order and approximately $5.1 million plus interest and expenses associated with a letter of credit established by Bright Oceans for return of products purchased on a second purchase order. On May 27, 2002, Bright Oceans submitted an application for arbitration to the China International Economic and Trade Arbitration Commission (“CIETAC”) related to the $4.6 million purchase order. The application demands payment by Clarent of $5.1 million in connection with the alleged right of return. CIETAC has accepted the application for arbitration. Clarent has objected to the authority of CIETAC to conduct the arbitration and has disputed the validity of documents which purport to provide for such arbitration and the right of return. In December 2002, Clarent notified CIETAC and Bright Oceans of its Chapter 11 filing. Bright Oceans subsequently submitted a proof of claim regarding the $4.6 million purchase order with the U.S. Bankruptcy Court. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

D-Link Complaints

     On December 31, 2001, D-Link Corporation (“D-Link”) filed two complaints (collectively, the “D-Link Complaints”) against the Company in California Superior Court. In the first complaint, D-Link claimed that the Company breached the OEM Sales Agreement, dated as of May 21, 2001, by and between D-Link and the Company (the “Sales Agreement”) by canceling a purchase order pursuant to which the Company had agreed to purchase products from D-Link. In the second complaint, D-Link claims that the Company breached the Purchase Agreement, dated as of March 29, 2001, by and between the Company and D-Link (the “Purchase Agreement”) pursuant to which D-Link purchased certain products from the Company and paid the Company approximately $6.1 million. D-Link claims that the Purchase Agreement provided it with the right to return the products to the Company. D-Link also claimed that the Company breached the Loan Agreement, dated as of June 30, 2001 (the “Loan Agreement”), by and among D-Link, as lender, Articula Corporation (“Articula”) as borrower, and the Company, as guarantor of the amounts due from Articula to D-Link. D-Link claims that Articula has defaulted on its obligation to repay $9.0 million. D-Link sought damages from the Company, as alleged guarantor, of $9.0 million plus interest with respect to the alleged breach of the Loan Agreement. The Company filed a cross-complaint against D-Link alleging breach of contract and breach of warranty in connection with D-Link’s sale to the Company of certain customer premise gateway products. On March 5, 2002 the court consolidated the two actions (the “D-Link Litigation”). The Company answered D-Link’s Complaints, denying all material allegations and asserting various affirmative defenses. On or about June 17, 2002, these matters were settled by the Company and D-Link and the D-Link Litigation was dismissed with prejudice (See Note 10 - “Related Party Transactions ”).

NOTE 16. SUBSEQUENT EVENTS

Employee Special Retention Policy

     In November 2002, the Company paid out to employees retention bonuses totaling approximately $1.5 million, representing its remaining obligation pursuant to the Retention Policy.

Sale of Assets to Verso Technologies, Inc. and Chapter 11 Voluntary Reorganization

     On December 13, 2002, the Company signed a definitive agreement (the “agreement”) with Verso to sell substantially all of its business assets for approximately $9.8 million in consideration. In connection with this agreement, the Company filed for voluntary reorganization under Chapter 11 of the United States Bankruptcy Code in the Northern District of California. On February 4, 2003, the United States Bankruptcy Court approved the transaction, and the transaction closed on February 12, 2003. At closing, Verso issued three promissory notes to the Company: a $5.0 million secured note due February 13, 2004, which bears interest at 10% per annum; a $1.8 million non-interest bearing unsecured subordinated note due February 13, 2004 and a $3.0 million secured subordinated note due February 12, 2008, which bears interest at 5% per annum. The secured notes are secured by the business assets sold in the transaction.

     Pursuant to its agreement with SG Cowen, the Company is obligated to pay a transaction fee of $750,000 resulting from the closing of the transaction with Verso. The Company expects to pay this fee in full during the second quarter of 2003.

Plan of Liquidation

     On May 16, 2003, the Company filed a Liquidation Plan of Reorganization (the “Plan of Liquidation”) with the Bankruptcy Court, pursuant to which the Company’s remaining assets are intended to be distributed. Upon confirmation of the Plan of Liquidation, the Company will adopt the liquidation basis of accounting.

Bankruptcy Claims

     Pursuant to the Bankruptcy Code, schedules have been filed by the Company with the Bankruptcy Court setting forth the assets and liabilities of the Company. The Company is researching differences between amounts recorded by it and claims filed by creditors and expect to resolve any remaining differences as part of the Chapter 11 case. Since all bar dates established by the Bankruptcy Court for the filing of proofs of claim against the Company have not yet expired, the ultimate number and allowed amounts of such claims are not known as a result of certain contingent claims.

     To date, several claims have been filed for which the Company has not made provisions in the accompanying financial statements, as follows:

•	shareholder and indemnification claims totaling in excess of $500.0 million arising from the pending securities lawsuits discussed in Note 15 – “Legal Matters;”

•	a claim for damages of $7.0 million for alleged product defects or failure to provide adequate support and maintenance;

•	a claim totaling approximately $1.2 million by a customer for which the basis of the claim has not been clearly stated;

•	a claim for approximately $380,000 from the purchaser of Clarent Corporation Pty. Ltd, the Company’s former Australian subsidiary, relating to purported indemnity obligations of the Company relating to certain liabilities of the subsidiary.

     The Company believes it has meritorious defenses against these claims; however, the ultimate outcome of these matters cannot presently be determined.

Pro Forma Financial Information

Introduction

     The following unaudited pro forma condensed consolidated financial statements give effect to the purchase of certain assets from Clarent Corporation (“Clarent”) by Verso Technologies, Inc. (“Verso”) and the related borrowings associated with the purchase of the assets (the “Transaction”).

     The unaudited pro forma condensed consolidated balance sheet presents the financial position of Verso at September 30, 2002 giving effect to the purchase of certain assets and related borrowings as if they had occurred on such date. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2002 and for the year ended December 31, 2001 gives effect to the purchase and the related borrowings as if they had occurred on January 1, 2001.

     The unaudited pro forma financial information is presented for information purposes only and it is not necessarily indicative of the financial position and results of operations that would have been achieved had the purchase of certain assets and related borrowings been completed as of the dates indicated and is not necessarily indicative of Verso’s future financial position or results of operations.

     The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of Verso and Clarent, including the related notes thereto.

VERSO TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2002
(Unaudited)
(in thousands except share data)

	Historical
			Pro Forma
	Verso (a)	Clarent (b)	Adjustments			Pro Forma

ASSETS:
Current assets:
Cash and cash equivalents	$1,442	$11,061	$(10,782)	(c	)	$1,721
Short-term investments	—	3,450	(3,450)	(c	)	—
Accounts receivable, net	11,513	4,086	—			15,599
Inventory	4,487	5,904	—			10,391
Other current assets	1,332	4,926	(4,462)	(c	)	1,796

Total current assets	18,774	29,427	(18,694)			29,507
Furniture and equipment, net	5,184	2,575	(1,701)	(c	)	6,058
Investments	—	250	(250)	(c	)
Intangibles, net	14,274	—	—			14,274
Other assets	—	2,792	(2,568)	(c	)	—
			(224)	(c	)

Total assets	$38,232	$35,044	$(23,437)			$49,839

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT):
Current liabilities:
Line of credit	$—	$—	$—			$—
Current portion of notes payable	—	920	(920)	(c	)	6,800
			6,800	(c	)
Deferred payment for the purchase of NACT	2,250	—	—			2,250
Accounts payable	2,136	2,871	(2,871)	(c	)	2,136
Accrued compensation	1,442	—	—			1,442
Accrued expenses	5,504	5,913	(5,343)	(c	)	6,824
			750	(c	)
Current portion of restructuring reserve	—	6,495	(6,495)	(c	)	—
Unearned revenue and customer deposits	5,912	9,044	(8,557)	(c	)	6,399
Current portion of liabilities of discontinued operations	1,563	—	—			1,563

Total current liabilities	18,807	25,243	(16,636)			27,414
Liabilities of discontinued operations, net of current portion	1,640	—	—			1,640
Notes payable, net of current portion	—	—	3,000	(c	)	3,000
Restructuring reserve, net of current portion	—	39,570	(39,570)	(c	)	—
Convertible subordinated debentures, net of discount	3,635	—	—			3,635

Total liabilities	24,082	64,813	(53,206)			35,689
Shareholders’ equity (deficit):
Common stock	790	582,709	(582,709)	(c	)	790
Additional paid-in capital	272,011	—	—			272,011
Notes receivable from shareholders	(1,623)	—	—			(1,623)
Accumulated deficit	(254,939)	(612,361)	612,361	(c	)	(254,939)
Deferred compensation	(2,072)	(133)	133	(c	)	(2,072)
Accumulated other comprehensive loss - foreign currency translation	(17)	16	(16)	(c	)	(17)

Total shareholders’ equity (deficit)	14,150	(29,769)	29,769			14,150

Total liabilities and shareholders’ equity (deficit)	$38,232	$35,044	$(23,437)			$49,839

See accompanying notes to the Pro Forma Condensed Consolidated Financial Statements.

VERSO TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2002
(Unaudited)
(in thousands, except per share data)

	Historical
			Pro Forma
	Verso (d)	Clarent (e)	Adjustments			Pro Forma

Revenue	$34,077	$24,309	—			$58,386
Cost of revenue	14,302	8,158	(478)	(f	)	21,982

Gross profit	19,775	16,151	478			36,404
Operating expenses:
General and administrative	8,424	21,336	(238)	(f	)	29,522
Sales and marketing	5,262	10,723	(160)	(f	)	15,825
Research and development	4,593	11,558	(629)	(f	)	15,522
Depreciation	2,086	—	219	(g	)	2,305
Amortization of intangibles	448	—	—			448
Amortization of deferred compensation	920	488	—			1,408
Impairment of intangibles and equity investments	—	380	(380)	(h	)
Reorganization costs	131	3,443	—			3,574

Total operating expenses	21,864	47,928	(1,188)			68,604

Operating loss from continuing operations	(2,089)	(31,777)	1,666			(32,200)
Other income	453	7,394	—			7,847
Interest (expense) income, net	(841)	32	(32)	(i	)	(1,329)
			(488)	(j	)

Loss from continuing operations before income taxes	(2,477)	(24,351)	1,146			(25,682)
Provision (benefit) for Income taxes	—	72	—			72

Loss from continuing operations	$(2,477)	$(24,423)	$1,146			$(25,754)

Loss from continuing operations per common share
- basic and diluted	$(0.03)					$(0.33)

Weighted average shares outstanding
- basic and diluted	78,373,925					78,373,925

See accompanying notes to the Pro Forma Condensed Consolidated Financial Statements.

VERSO TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001
(Unaudited)
(in thousands, except share data)

	Historical
			Pro Forma
	Verso (d)	Clarent (e)	Adjustments			Pro Forma

Revenue	$29,353	$67,576	—			$96,929
Cost of revenue	14,266	105,075	(2,114)	(f	)	117,227

Gross profit	15,087	(37,499)	2,114			(20,298)
Operating expenses:
Sales, general and administrative	15,514	104,869	(9,459)	(f	)	110,924
Research and development	2,755	55,569	(5,643)	(f	)	52,681
Depreciation	2,160	—	291	(g	)	2,451
Amortization of intangibles	1,511	27,323	(27,323)	(h	)	1,511
Amortization of deferred compensation	1,766	6,495	—			8,261
Impairment of goodwill	—	107,059	(107,059)	(h	)	—
Asset impairment charge	—	47,571	—			47,571
Reorganization costs	—	64,005	—			64,005

Total operating expenses	23,706	412,891	(149,193)			287,404

Operating loss from continuing operations	(8,619)	(450,390)	151,307			(307,702)
Other expense	(1,437)	(9,398)	—			(10,835)
Interest (expense) income, net	(1,361)	6,062	(6,062)	(i	)	(2,011)
			(650)	(j	)

Loss from continuing operations before income taxes	(11,417)	(453,726)	144,595			(320,548)
Provision (benefit) for Income taxes	100	(467)	—			(367)

Loss from continuing operations	$(11,517)	$(453,259)	$144,595			$(320,181)

Loss from continuing operations per common share
- basic and diluted:	$(0.21)					$(5.88)

Weighted average shares outstanding
- basic and diluted	54,431,651					54,431,651

See accompanying notes to the Pro Forma Condensed Consolidated Financial Statements.

NOTES PRO FORMA INFORMATION

Note 1. Basis of Presentation

The pro forma condensed consolidated balance sheet assumes that the Transaction occurred on September 30, 2002.

The pro forma condensed consolidated statements of operations for the nine months ended September 30, 2002 and for the year ended December 31, 2001, assume the Transaction occurred on January 1, 2001.

There are no material differences among the accounting policies of Verso and Clarent.

Note 2. Pro forma adjustments

The pro forma adjustments are based on Verso’s estimates of the value of the tangible assets acquired. Under purchase accounting, the total acquisition cost will be allocated to the purchased assets and liabilities based on their relative fair values. The final allocation may be different from those reflected herein.

(a) Reflects the historical financial position of Verso at September 30, 2002.

(b) Reflects the historical financial position of Clarent at September 30, 2002.

(c) Reflects the preliminary allocation of the estimated $10.6 million purchase price, including transaction costs, over the fair value of the assets acquired. The purchase price and allocation are as follows (in thousands):

Purchase price:

$750	- Accrued transaction costs;

$5,000	- Note payable due in monthly installments through February 13, 2004 bearing interest at 10.0% per annum;

$1,800	- Non-interest bearing note payable, due in quarterly installments through February 13, 2004;

$3,000	- Note payable Due February 12, 2008 bearing interest at 5.0% per annum;

$10,550	- Total purchase price

Allocation to fair value of assets acquired:

$(10,782)	- Elimination of cash not received in acquisition;

$(3,450)	-Elimination of short-term investments not acquired;

$(4,462)	- Elimination of other current assets not acquired;

$(1,701)	- Adjust furniture and equipment to fair value;

$(250)	- Elimination of investments not acquired;

$(2,568)	- Elimination of other assets not received in acquisition;

$(224)	- Reclassification of restricted cash

$920	- Notes payable not assumed in acquisition;

$2,871	- Accounts payable not assumed in acquisition;

$5,343	- Accrued expenses not assumed in acquisition;

$6,495	- Current portion of restructuring reserve not assumed in acquisition;

$8,557	- Unearned revenue and customer deposits not assumed in acquisition;

$39,570	- Long-term portion of restructuring reserve not assumed in acquisition;

$582,709	- Elimination of Clarent’s historical common stock;

$(612,361)	- Elimination of Clarent’s historical accumulated deficit;

$(133)	- Elimination of Clarent’s historical deferred compensation;

$16	- Elimination of Clarent’s historical accumulated other comprehensive loss – foreign currency translation;

$10,550	- total allocated purchase price

(d) Reflects the historical operating results of Verso for the periods presented.

(e) Reflects the historical operating results of Clarent for the periods presented.

(f) Reflects the elimination of Clarent’s historical depreciation expense and the depreciation of the furniture and equipment allocated from the purchase price for the periods presented.

(g) Reflects the depreciation of furniture and equipment purchased over their estimated useful lives of approximately 3 years for the periods presented.

(h) Reflects the elimination of Clarent’s historical amortization of intangible assets, impairment of intangibles and equity investments and impairment of goodwill as Verso did not identify any intangible assets or goodwill in the purchase price allocation and did not acquire Clarent’s equity investments.

(i) Reflects the elimination of interest income related to Clarent’s investments as Verso did not acquire Clarent’s equity investments.

(j) Reflects interest expense on notes payable to Clarent: $5.0 million of notes payable at 10.0% and $3.0 million at 5.0% for the periods presented.